UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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(as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

MEADOWBROOK INSURANCE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MEADOWBROOK INSURANCE GROUP, INC.
26255 American Drive
Southfield, Michigan 48034
(248) 358-1100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 16, 2014
Time:	2:00 p.m., EST
Place:	Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034

We invite you to attend the Meadowbrook Insurance Group, Inc. Annual Meeting of Shareholders (the “Annual Meeting” or the “2014 Annual Meeting”) to:

1.	Elect Robert H. Naftaly, Robert W. Sturgis, Jeffrey A. Maffett and Winifred A. Baker for a three-year term expiring in 2017, or, in each case, until the earlier election and qualification of such director’s successor and elect Bruce E. Thal for a two-year term expiring in 2016, or, in such case, until the earlier election and qualification of such director’s successor;

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm;

3.	Consider an advisory vote to approve the Company’s 2013 executive compensation; and

4.	Transact any other business that is properly submitted before the Annual Meeting or any adjournments of the Annual Meeting.

The record date for the Annual Meeting is March 21, 2014. Only shareholders of record at the close of business on that date are entitled to vote at the Annual Meeting. This notice was mailed only to those shareholders.

A proxy statement, a proxy card and the Company’s 2013 Annual Report are enclosed. Whether you plan to attend the meeting or not, whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. You may vote by completing, signing, dating and returning the enclosed proxy card in the enclosed envelope.

By Order of the Board of Directors,

Michael G. Costello
Secretary

Southfield, Michigan
Dated: April 14, 2014

IF YOU DO NOT EXPECT TO ATTEND THE MEETING
PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD
AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE.

MEADOWBROOK INSURANCE GROUP, INC.

PROXY STATEMENT

GENERAL

This Proxy Statement, Proxy Card and Annual Report for the year ended December 31, 2013 are being mailed to the shareholders of Meadowbrook Insurance Group, Inc. (“Meadowbrook” or the “Company”) on or about April 14, 2014 in connection with the solicitation of proxies by the Board of Directors of the Company. The proxies will be voted upon at the Annual Meeting of Shareholders of the Company to be held on Friday, May 16, 2014, at 2:00 p.m. E.S.T. at the Company’s headquarters and principal executive office located at 26255 American Drive, Southfield, Michigan.

Important Notice Regarding the Availability of Proxy Material for the
Shareholder Meeting to Be Held on May 16, 2014:

This Notice and Proxy Statement and our 2013 Annual Report to Shareholders, which includes the Annual Report on Form 10-K, may be viewed and downloaded from the Company’s website at www.meadowbrook.com

QUESTIONS AND ANSWERS

1.	What is a proxy?

A proxy is a procedure which enables you, as a shareholder, to authorize someone else to cast your vote for you. The Board of Directors of the Company is soliciting your proxy, and asking you to authorize Robert S. Cubbin, President and Chief Executive Officer, Karen M. Spaun, Senior Vice President and Chief Financial Officer, or Michael G. Costello, Senior Vice President, General Counsel and Secretary of the Company, to cast your vote at the 2014 Annual Meeting. You may, of course, cast your vote in person or abstain from voting, if you so choose. The term proxy is also used to refer to the person who is authorized by you to vote for you.

2.	What are a proxy statement and a proxy card?

A proxy statement is the document the United States Securities and Exchange Commission (the “SEC”) requires be provided to you in order to explain the matters on which you are asked to vote. A proxy card is the form by which you may authorize someone else, and in this case, Mr. Cubbin, Ms. Spaun or Mr. Costello, to cast your vote for you. This proxy statement and proxy card with respect to the Company’s 2014 Annual Meeting were mailed on or about April 14, 2014 to all shareholders entitled to vote at the Annual Meeting.

3.	Who is entitled to vote?

Only holders of shares of the Company’s common stock at the close of business on March 21, 2014 (the “Record Date”) are entitled to vote at the Annual Meeting. Each shareholder of record has one vote for each share of common stock for each matter presented for a vote.

4.	What is householding and how does it affect me?

Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and 2013 annual report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you contact us at the address set forth above.

If you want to receive separate copies of our proxy statements and annual reports on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder.

5.	What will I vote on at the Annual Meeting?

At the Annual Meeting, shareholders will vote upon:

1.	Election of Robert H. Naftaly, Robert W. Sturgis, Jeffrey A. Maffett and Winifred A. Baker for a three-year term expiring in 2017, or, in each case, until the earlier election and qualification of such director’s successor and election of Bruce E. Thal for a two-year term expiring in 2016, or in such case, until the earlier election and qualification of such director’s successor;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm;

3.	An advisory vote to approve the Company’s 2013 executive compensation; and

4.	Any other business that is properly submitted before the Annual Meeting or any adjournments of the Annual Meeting.

6.	How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR each proposal.

7.	How can I vote?

You can vote in person or by proxy. To vote by proxy, complete, sign, date and return the enclosed proxy card in the enclosed envelope. If you returned your signed proxy card to the Company before the Annual Meeting, the persons named as proxies on the card will vote your shares as you direct. Shares represented by proxies that are marked “WITHHELD” to vote for all five nominees for director, or for any individual nominee(s) for election as director(s) and which are not otherwise marked “FOR” the other nominees will not be counted in determining whether a plurality vote has been received for the election of directors. Similarly, shares represented by proxies, which are marked “ABSTAIN” on the proposals 2 and 3 will not be counted in determining whether the requisite vote has been received for such proposal. IF YOU WISH TO VOTE IN THE MANNER THE BOARD OF DIRECTORS RECOMMENDS, IT IS NOT NECESSARY TO SPECIFY YOUR CHOICE ON THE PROXY CARD. SIMPLY SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE. You may revoke a proxy at any time before the proxy is voted by:

(i)	Providing written notice of revocation to the Secretary of the Company at the address shown on the Notice of Annual Meeting of Shareholders on the first page of this statement;

(ii)	Submitting another proxy that is properly signed and dated later; or

(iii)	Voting in person at the meeting (but only if the shares are registered in the Company’s records in your name and not in the name of a broker, dealer, bank or other third party).

8.	Is my vote confidential?

Yes, your vote is confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the votes have access to your proxy card. All comments received will be forwarded to management on an anonymous basis unless you request that your name be disclosed.

9.	What is a quorum?

There were 50,093,743 shares of the Company’s common stock outstanding on the Record Date. A majority of the outstanding shares entitled to be cast, or 25,046,872 shares, present or represented by proxy, constitute a quorum. A quorum must exist to conduct business at the Annual Meeting. Abstentions and broker non-votes are counted as votes present for purposes of determining whether there is a quorum. A broker non-vote is a proxy a broker submits that does not indicate a vote for the proposal, because the broker does not have discretionary voting authority and the broker did not receive instructions as to how to vote on the proposal.

10.	How does voting work?

If a quorum exists at the Annual Meeting, a plurality vote, being the greatest number of the shares voted, although not a majority, is required to elect the five nominees for director. The five nominees receiving the highest number of votes will be elected. If a quorum is present, the affirmative vote by the holders of a majority of the votes cast in person or by proxy is required to approve proposals 2 and 3. Abstentions and broker non-votes are not votes cast. Therefore, an abstention and a broker non-vote will have no effect on the proposal to elect the five nominees for director but will be treated as being present and entitled to vote for proposals 2 and 3, and therefore will have the effect of votes against each such proposal.

The Company will vote properly executed proxies it receives prior to the Annual Meeting in the way you direct. If you do not specify instructions, the shares represented by proxies will be voted FOR the nominees for director and FOR the approval of proposals 2 and 3.  No other proposals are currently scheduled to be presented at the meeting.

11.	Who pays for the costs of the Annual Meeting?

The Company pays the cost of preparing and printing the proxy statement, proxy card and soliciting proxies. The Company will solicit proxies primarily by mail, but also may solicit proxies personally and by telephone, facsimile or other means. Officers and regular employees of the Company and its subsidiaries also may solicit proxies, but will receive no additional compensation for doing so, nor will their efforts result in more than a minimal cost to the Company. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation material to beneficial owners of the Company’s common stock.

12.	What other information is available about Meadowbrook Insurance Group, Inc.?

The Company maintains a corporate website, www.meadowbrook.com, where the Company makes available, free of charge, copies of its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after they are filed. In addition, the Company maintains the charters of its Governance and Nominating Committee, the Compensation Committee, the Audit Committee and the Capital Strategy and Investment Committee of the Board of Directors on its website, as well as the Company’s Board Governance Guidelines, Compliance Code of Conduct and Business Ethics Policy. Printed copies of the above are available, free of charge, to any shareholder who requests this information.

13.	When are shareholder proposals for the 2015 Annual Meeting due?

All shareholder proposals to be considered for inclusion in next year’s proxy statement under SEC Rule 14a-8 or otherwise must be submitted in writing to the Secretary of the Company at the address shown on the Notice of Annual Meeting of Shareholders on the first page of this booklet by December 17, 2014.

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

THE FIRST PROPOSAL ON WHICH YOU ARE VOTING
THE ELECTION OF FIVE DIRECTORS

The Company’s Board of Directors is divided into three classes with each class of directors elected to a three-year term of office. At each annual meeting of shareholders, the shareholders elect one class of directors for a three-year term to succeed the class of directors whose term of office expires at that meeting. As described below, at the Annual Meeting, proxies can only be voted for five nominees.

This year you are voting on five candidates for director. The Company’s Board of Directors, acting upon the recommendation of its Governance and Nominating Committee, has nominated: Robert H. Naftaly, Robert W. Sturgis, Jeffrey A. Maffett and Winifred A. Baker as directors with terms expiring in 2017, and Bruce E. Thal for a term expiring in 2016.  Each nominee has consented to his and her nomination and has agreed to serve as a director, if elected.  The Board is currently considering adding a director to the classes of directors whose terms expire at the 2015 and 2016 Annual Meetings.

Hugh W. Greenberg was a director of the Company, until his death on October 21, 2013.  Merton J. Segal retired from the Board of Directors on May 17, 2013, but serves as director emeritus.  Mr. Segal is invited to attend Board meetings in a non-voting capacity and receives no compensation for his role or attendance.  As a result, there are currently two vacancies on the Board of Directors.  The Governance and Nominating Committee plans to nominate replacement candidates to be appointed, in accordance with applicable law and the Company’s governing documents.

If any nominee is unable to stand for election, the Company may vote the shares to elect a substitute nominee, who is nominated by the Board, or the number of directors to be elected at the Annual Meeting may be reduced.

The Company’s Board recommends a vote FOR each of the nominees.

INFORMATION ABOUT THE NOMINEES, THE INCUMBENT DIRECTORS AND OTHER EXECUTIVE OFFICERS

The following is information about the nominees for election as a director, each of the directors whose term of office will continue after the meeting, and the other executive officers of the Company. The information is as of the record date of March 21, 2014.

Directors – Terms Expiring in 2017

Robert H. Naftaly, age 76, obtained his undergraduate degree in accounting from Walsh College in 1959. Mr. Naftaly obtained his Certified Public Accountant Certification in 1961. Mr. Naftaly began his employment with Geller, Naftaly, Herbach and Shapiro from 1961 to 1983. He served as Director of the State of Michigan Department of Management and Budget from 1983 to 1987 and was a Vice President with Detroit Edison from 1987 to 1988. Mr. Naftaly first served as Chief Financial Officer, and later served as Chief Operating Officer for Blue Cross Blue Shield of Michigan from 1988 to 2002 and was appointed in 2002 by Governor Jennifer Granholm to Chairperson of the State Tax Commission for the State of Michigan. Mr. Naftaly is currently a member of the Michigan Association of Certified Public Accountants and the American Institute of Certified Public Accountants. He has been a director of the Company since 2002. Currently, he is the Chairman of the Compensation Committee and is a member of the Governance & Nominating Committee and the Capital and Investment Committee. Mr. Naftaly serves on the Board of Directors and on the Audit and Compensation Committees of the Board of Directors for Sun Committees, Inc., a publicly traded company that operates manufactured home communities. He was recently elected to the Board of Directors for Talmer Bancorp, Inc., a publicly traded holding company for banks located primarily in the Midwest.  He serves as Chairman of the UAW Retiree Medical Benefits Committee, which administers the UAW Voluntary Employees Beneficiary Association (VEBA) Trust Fund.  Mr. Naftaly serves on the Board of Directors of several other Michigan charitable entities or foundations.

Mr. Naftaly has significant accounting, audit, insurance and management experience. The Board of Directors believes Mr. Naftaly’s experience makes him an excellent director of the Company.

Robert W. Sturgis, age 72, obtained an undergraduate degree in mathematics from the University of Maine in 1964. In 1968, Mr. Sturgis became a fellow in the Casualty Actuarial Society. In 1970, he became a member of the American Academy of Actuaries. From 1964 to 1979, Mr. Sturgis was an actuary with Aetna Life and Casualty Company. From 1979 to 1986, Mr. Sturgis served as a principal and director of Tillinghast.  From 1986 to 1995 he was Managing Director of the Casualty Insurance Division of Towers Perrin, a global management and actuarial consulting firm. Mr. Sturgis retired as a director and principal of Towers Perrin in 1995. Aside from his membership in the Casualty Actuarial Society and the American Academy of Actuaries, Mr. Sturgis also served on the Actuarial Board for Counseling and Discipline from 1995 to 2002 where he also served as Chairman from 2000 to 2002. Mr. Sturgis has been a director of the Company since 2000.  Currently, he is a member of the Audit Committee and the Capital and Investment Committee. He has served on the board of directors of certain non-profit and charitable organizations located in the Northeast.

Mr. Sturgis possesses significant actuarial, insurance, financial and management experience. The Board of Directors believes that Mr. Sturgis’ experience makes him an excellent director of the Company.

Jeffrey A. Maffett, age 65, graduated in 1971 from Defiance College with an undergraduate degree in Business Administration. Shortly after graduation Mr. Maffett joined the management training program with Fifth Third Bank in Cincinnati, OH. Later he was employed at Eaton National Bank and Trust Co. as President and Chief Executive Officer from 1987 to 2003. Currently, Mr. Maffett serves as President and Chairman of Colonial Banc Corp. as well as Founder, Chairman and Chief Executive Officer of Oculina Banc Corp. As an organizing director, Mr. Maffett ultimately served as President of the Community Bankers Association of Ohio and served a term on the Community Bank Board of the Federal Reserve Bank of Cleveland. Before the merger with ProCentury Corporation (“ProCentury”), Mr. Maffett had been a director at ProCentury since October 2000, and was appointed to the Company’s Board on October 31, 2008.  Currently, he serves on the Compensation Committee and the Audit Committee. Mr. Maffett has served on various civic and charitable foundation boards. Mr. Maffett is a director of ProAlliance Corporation, an Ohio based insurance holding company.

Mr. Maffett has significant banking, insurance, investment and accounting experience. He previously served on ProCentury’s Board of Directors, so he has experience with the excess and surplus lines business. The Board of Directors believes Mr. Maffett’s experience makes him an excellent director of the Company.

Winifred A. Baker, age 60, obtained her undergraduate degree from Wells College in 1975.  Ms. Baker began her insurance career with Continental Corporation in 1976, where she held various United States, London Market and Asian reinsurance underwriting and underwriting officer positions from 1977 to 1990 within its subsidiary, Continental Reinsurance Corporation.  In 1990, Ms. Baker became President of Continental Reinsurance Corporation, where she managed the underwriting operations of the Company until 1993.  In this capacity, she was responsible for establishing and overseeing the underwriting for all lines of business, which included property, casualty, marine and aviation, as well as the overall management of the claims, actuarial, accounting and business development departments within Continental Re.  From 1993 to 1995, Ms. Baker, as Senior Vice President of Continental Corporation, coordinated the marketing of the specialty lines division and expanded relationships with major brokers on a national level.  From 1995 to 1997, Ms. Baker was Senior Vice President of Minet, Inc. where she designed, structured and placed property and casualty business for clients. Ms. Baker joined Lloyd’s in 1998 and in 2000 was named President and Director of Lloyd’s America, Inc. where she managed six North American offices of Lloyd’s.  In this position, Ms. Baker was involved in business and strategic development, management of distribution channels, underwriting and regulatory compliance as it related to the Lloyd’s platform.  In 2003, Ms. Baker founded Beekman Advisory Group, which provides a wide range of strategic consulting services to the insurance industry and she has continued to work as a consultant for the Beekman Advisory Group since that time.  Ms. Baker was identified by Business Insurance as a Leading Woman in the insurance industry in 2000 and 2006. She serves as a director of two non-profit organizations; the Hilton Head Symphony Orchestra and Tax Payers for Common Sense.

Ms. Baker has significant underwriting, reinsurance, claims, actuarial, audit, regulatory, product development, marketing and management experience within the insurance industry.  The Board of Directors believes Ms. Baker’s experience will make her an excellent director for the Company.

Directors –Terms Expiring in 2016

Bruce E. Thal, age 82, graduated from the University of Michigan in 1952 with an undergraduate degree in business administration. Mr. Thal obtained a Certified Public Accountant Certification in 1955. He began his accounting career in 1952 as a junior accountant and later became a partner with Sillman, Kleiman & Thal from 1957 to 1968. He later joined J.K. Lasser & Company from 1968 to 1978. Thereafter, he joined Touche Ross & Company (now known as Deloitte & Touche LLP) where he was a partner until he retired in 1995. Mr. Thal has been a member of the American Association of Certified Public Accountants since 1956, as well as the American Institute of Certified Public Accountants. Mr. Thal has been a director of the Company since 1995.  Currently, he serves as Chairman of the Audit Committee and is a member of the Compensation Committee.

Mr. Thal possesses significant accounting, audit, insurance and investment experience. The Board of Directors believes Mr. Thal’s experience makes him an excellent director of the Company.

David K. Page, age 80, graduated with honors from both Dartmouth College in 1955 and Harvard Law School in 1958. He was an editor of the Harvard Law Review. In 1958-59, Mr. Page was a Fulbright Scholar studying companies’ law at the London School of Economics. Mr. Page began his legal career at the Detroit, Michigan law firm of Honigman Miller Schwartz and Cohn, LLP (“Honigman”) where he is a partner and focuses his practice on corporate transactions, including corporate governance, financing, mergers and acquisitions, sales, public offerings, private placements and estate planning. Mr. Page has served on Honigman’s Board of Directors and Executive Committee and as past chairman of its Corporate Department and Management Committee. He is a member of the State Bar of Michigan and the American Bar Association. In addition to his legal experience, Mr. Page has served as a director, and sometimes, officer of several publicly held companies. He currently serves on the Board of Directors of Keyco Bond Fund, Inc. Mr. Page is active in civic affairs and is, or has been, a director of many non-profit organizations, several of which he has served as chairman or vice chairman. Mr. Page has been a director of the Company since 2000.   Mr. Page was elected as non-executive Chairman of the Board by the Board of Directors in February, 2013 and on October 29, 2013 was elected Chairman of the Governance and Nominating Committee.  Mr. Page also attends all of the Audit, Compensation and Capital and Investment Committee meetings.

Mr. Page has significant legal, accounting, management, business, insurance, corporate governance and financing experience. The Board of Directors believes Mr. Page’s experience makes him an excellent director and Chairman of the Company.

Herbert Tyner, age 83, obtained his undergraduate degree in business administration in 1951 and his Masters in Business Administration in 1952 from Ohio State University. From 1953 to 1954, Mr. Tyner worked for Detroit Bank and Trust Company. From 1955 to the present, Mr. Tyner has owned and served as the Chief Executive Officer of Hartman & Tyner, which is a Detroit-based real estate developer of land, apartment developments and other real estate developments in Michigan and Florida. Mr. Tyner has been a member of the Apartment Association of Michigan and Building Industry Association since 1954. Mr. Tyner has been a director of the Company since 1985.  Currently, he is a member of the Compensation Committee and the Capital and Investment Committee. Aside from his professional memberships, Mr. Tyner also serves on the Board of Trustees of Beaumont Hospital and has formerly served on other boards of directors of other privately owned companies.

Mr. Tyner has significant business, management, accounting and investment experience. The Board of Directors believes Mr. Tyner’s experience makes him an excellent director of the Company.

Directors –Terms Expiring in 2015

Robert S. Cubbin, age 56, obtained his undergraduate degree in psychology from Wayne State University in 1980 and obtained his law degree from the Detroit College of Law in 1983. Mr. Cubbin began his legal career in 1983 as an associate at the Detroit, Michigan law firm of Plunkett Cooney, where he specialized in insurance defense and coverage litigation, as well as insurance regulatory and captive formation matters. In 1987, Mr. Cubbin joined the Company as Vice President and General Counsel, where he was primarily responsible for all legal and regulatory affairs relating to the Company. He was promoted to Executive Vice President in 1996 where he was responsible for legal, regulatory and claims, and was appointed to President and Chief Operating Officer in 1999, where he was primarily responsible for all operational functions within the Company. Mr. Cubbin has been a director of the Company since 1995 and in May 2002, he was appointed as the Company’s President and Chief Executive Officer. Mr. Cubbin serves as Chairman of the Board of Directors and President of the following subsidiaries of the Company: Star Insurance Company (“Star”); Savers Property & Casualty Insurance Company (“Savers”); Williamsburg National Insurance Company (“Williamsburg”); Ameritrust Insurance Corporation (“Ameritrust”) and Chairman of the Board of Directors of Century Surety Company (“Century”, and ProCentury Insurance Company, and together with Star, Savers, Williamsburg, Ameritrust and Century, the “Insurance Company Subsidiaries”). Mr. Cubbin is also the President of Meadowbrook, Inc.  Outside the Company, Mr. Cubbin serves on the Board of Directors for First Merit Corporation, where he is also a member of the Audit Committee. In addition, he is a member of the Board of Directors of Business Leaders for Michigan, a private, non-profit executive leadership organization dedicated to enhancing economic growth in Michigan.

Mr. Cubbin has extensive legal, insurance, management, accounting, actuarial, investment, underwriting, reinsurance and claims experience. The Board of Directors believes his experience makes him an excellent director of the Company.

Robert F. Fix, age 67, obtained his undergraduate degree in economics in 1969 from Michigan State University and his PhD in economics from Iowa State University in 1973. From 1972 to 1976, Mr. Fix taught finance and economics at Iowa State University. From 1979 to 1981, Mr. Fix was an Assistant Vice President – Portfolio Manager for the Federal Home Loan Bank of Indianapolis. From 1981 to 1983, Mr. Fix served as President and Chief Operating Officer of the First Indianapolis Corporation and later served as Vice President – Investment Officer for American Fletcher National Bank from 1984 to 1987. From 1987 to 2001, Mr. Fix served as President and Chief Executive Officer of First Bank Richmond, N.A. From 1988 to 2006, Mr. Fix was President and Vice Chairman of Richmond Mutual Bancorporation, Inc. Mr. Fix formerly served as Vice Chairman of First Bank Richmond, N.A. and as Chairman of the Board of American Trust F.S.B., which are subsidiaries of First Mutual Bancorporation, Inc. Before the merger with the Company, Mr. Fix served as a director of ProCentury (“ProCentury”).  He was elected to the Company’s Board of Directors on October 31, 2008.  Currently, he is Chairman of Capital and Investment Committee and is a member of the Governance and Nominating Committee of the Board of Directors.  Mr. Fix served on the Indiana Bankers Association Board of Directors and was Chairman from 2002 to 2003. He was formerly Chairman of the Audit Committee of the Board of Directors for the Federal Home Loan Bank of Indianapolis and is currently a member of the Board of Directors of ProAlliance Corporation and Chairman of its Audit Committee.

Mr. Fix has significant banking, financing, accounting, investment and insurance experience. He formerly served upon the Board of Directors of ProCentury, so he is experienced with the excess and surplus lines business. The Board of Directors believes Mr. Fix’s experience makes him an excellent director of the Company.

Florine Mark, age 81, is the President and Chief Executive Officer of The WW Group, Inc., which is the leading United States franchise holder of Weight Watchers International. Ms. Mark has significant experience in owning, managing and operating her own business and developing it into one of the largest franchises in the United States. Ms. Mark has been a director of the Company since 1996.  Currently, Ms. Mark is a member of the Governance and Nominating Committee and the Capital and Investment Committee. Over the years, Ms. Mark has been a member of several boards of directors. Currently, she serves on the First Merit Advisory Board – Southeastern Michigan, Business Leaders for Michigan, The Community Foundation, English Gardens, The Detroit Economic Club, The Governor’s Council on Physical Fitness, Health and Sports, The Henry Ford Health System, Art Van Furniture, Harvard University’s Kennedy School of Government, Women’s Leadership Board, and the Wayne State University College of Education/School of Business Administration Advisory Board. Ms. Mark has been inducted into the National Management Association Hall of Fame and received the Entrepreneur Visionary Award from the Women’s Business Center in Washington, D.C. Ms. Mark has received several awards and recognitions based upon her contributions to business and for supporting a variety of charitable causes.

Ms. Mark possesses significant marketing, business, management and investment experience. The Board of Directors believes Ms. Mark’s experience makes her an excellent director of the Company.

Other Executive Officers

Karen M. Spaun, age 49, was appointed Chief Financial Officer in 2003 and has served as Senior Vice President of the Company since 2002. She also serves as Director and Vice President of the Insurance Company Subsidiaries, as well as Meadowbrook, Inc. Ms. Spaun joined the Company in 1998 as Director of Investor Relations. In 1997, Ms. Spaun served as Controller of CoverX, an excess and surplus lines company. From 1993 to 1997, she served as Director of Financial Accounting at Citizens Insurance Company, a member of the former Allmerica Financial Corporation. Ms. Spaun previously held financial and accounting positions in public companies and the former Coopers & Lybrand public accounting firm. Ms. Spaun graduated from Ohio University in 1986 with a Bachelor of Business Administration, with a concentration in accounting and was a member of Beta Gamma Sigma.

Christopher J. Timm, age 57, has served as an Executive Vice President of ProCentury since 2000. Mr. Timm has been an Executive Vice President of the Company since the Company’s merger with ProCentury. In addition, Mr. Timm serves as a Director and President of Century and ProCentury Insurance Company where he is responsible for the strategic direction and operations of the Company’s excess and surplus lines business. Previously, Mr. Timm was an owner and President of Environmental & Commercial Insurance Agency, Inc., a managing underwriting agency.  Mr. Timm graduated from Loyola University of Chicago in 1979 and has been licensed as a Certified Insurance Counselor since 1985.

Michael G. Costello, age 53, was appointed Senior Vice President, General Counsel and Secretary of the Company in 1999. Mr. Costello also serves as Senior Vice President, General Counsel, and Secretary of the Insurance Company Subsidiaries, as well as Meadowbrook, Inc. Mr. Costello joined the Company in 1993 as Vice President and Assistant General Counsel. Mr. Costello was formerly a shareholder with Plunkett & Cooney, P.C., a Michigan law firm specializing in insurance law. Mr. Costello obtained an undergraduate degree from Marquette University in 1982 and his law degree in 1985 from University of Detroit Mercy School of Law (“UDM”). He is a Director for the Insurance Institute of Michigan where he also serves on the Executive Committee of the Board of Directors. He is a member of the Federation of Defense & Corporate Counsel, Association of Corporate Counsel and the Society of Corporate Secretaries & Governance Professionals. He serves as President and Director of the ACC Michigan Chapter Foundation and is a former Director of the UDM Alumni Board of Directors, where he also formerly served as President. Mr. Costello is a former Director of the Oakland County Bar Foundation and is a member of the State Bar of Michigan and Oakland County Bar Association.

James M. Mahoney, age 63, became Senior Vice President – Field Operations of the Company in 2007. In addition, Mr. Mahoney also serves as a Director of the Insurance Company Subsidiaries. He is responsible for management of the Company’s branch operations. Mr. Mahoney joined the Company in 2000. He served as branch manager for the Company’s office in Andover, Massachusetts from 2000 through 2006. From 1978 to 1995, he held various positions, including New England Regional Executive, Northeast Zone Executive, and Corporate Vice President – Field Operations, at The Hanover Insurance Company. In 1995, Mr. Mahoney joined the Lumber Insurance Group as Senior Vice President. Mr. Mahoney graduated from Merrimack College in 1973 with a Bachelor of Arts degree in History and earned a CPCU designation in 1982.

Archie S. McIntyre, age 49, has been Senior Vice President of Business Development for the Company since 2000. In addition, Mr. McIntyre serves as a Director for the Insurance Company Subsidiaries. He joined the Company in 1986. From 1986 to 1988, Mr. McIntyre held various positions in the agency, marketing and finance divisions of the Company. From 1988 to 1996, Mr. McIntyre was a manager for the Company’s public entity division. In 1996, he was named Vice President managing the Company’s Alabama Branch office. In 1999, Mr. McIntyre was appointed to manage the Company’s Business Development Department, which includes strategic planning, marketing, acquisitions, new business due diligence and implementation, and corporate communications. Mr. McIntyre graduated from the University of Michigan-Dearborn in 1987 with a Bachelor of Science degree in Economics. He also holds an Associate’s Degree in Risk Management designation.

Stephen A. Belden, age 58, is Senior Vice President and Chief Actuary for the Company and has been in such role since 2003.  He previously served as Chief Actuary for Zurich North America Construction from 1995 to 2003. From 1990 to 1995, Mr. Belden worked with Orion Capital Companies as Assistant Vice President and Actuary. In addition, Mr. Belden’s experience includes serving as a consultant with Tillinghast and with Touche, Ross and Company and as an Actuarial Officer for the St. Paul Companies. He started his career in 1977 with Aetna Life and Casualty Insurance Company, where he served in various positions in the Actuarial Department. Mr. Belden graduated from Rensselaer Polytechnic Institute with a Bachelor of Science degree in 1977. He holds the designations of the Fellow Casualty Actuarial Society (FCAS), Chartered Property & Casualty Underwriter (CPCU) and Chartered Enterprise Risk Analyst (CERA).

Robert Christopher Spring, age 60, has been Senior Vice President of Business Operations and Chief Informational Officer since 2003. He was formerly the President of the Company’s TPA Associates Division, which was acquired by the Company in 1999. Mr. Spring co-founded TPA Associates in 1993. He served as Executive Vice President of TPA from 1993 through 2000. He previously served as Assistant Vice President with American Mutual Insurance Companies from 1987 through 1989. From 1989 through 1993, Mr. Spring worked with Towers Perrin as a risk management consultant. He began his career in 1977 with Signature Group, an Illinois insurance company. Mr. Spring graduated from Southern Illinois University in 1975 with a Bachelor of Science degree from the College of Human Resources.

Kenn R. Allen, age 65, is Senior Vice President of the Company and President of the Meadowbrook Insurance Agency and also serves as a Director and Vice President for Star, Savers, Williamsburg and Ameritrust. Mr. Allen has served as President of the Meadowbrook Insurance Agency since 1986. Prior to joining the Company, Mr. Allen held many positions at Republic Hogg Robinson, which was later acquired by Wells Fargo, where he was a Regional Senior Vice President of their property/casualty, self-funded and self-insured divisions. Mr. Allen is a graduate of the University of Cincinnati and Henry Ford College. His credentials include Certified Insurance Counselor and Certified Hazard Control Manager.

Roger S. Walleck, age 54, became Senior Vice President and Chief Underwriting Officer of the Company in February 2014. In this capacity, he is responsible for managing the Company’s Underwriting, Reinsurance, Regulatory Compliance, Loss Control and Premium Audit functions.  Mr. Walleck joined the Company in 2005.  He served as the Branch manager of the Company’s Sarasota Florida Branch, until he was promoted in 2007 to Branch Manager and later Regional Vice President of the Company’s Overland Park, Kansas Branch, which is one of the larger underwriting offices of the Company. From 1981 through 2004, Mr. Walleck held various positions of increasing responsibility at Liberty Mutual Insurance Company, including the New York Division Underwriting Manager for the insurance company’s Business Markets Operation. Mr. Walleck served on boards and committees of various insurance organizations, such as, the New York Compensation Rating Board and the Missouri Insurance Coalition.  Mr. Walleck graduated from Northern Illinois University in 1981 with a Bachelor of Science in Finance, earned his CPCU designation in 1996 and his AIS designation in1997.

CORPORATE GOVERNANCE

Board Matters

In 2013, the Board of Directors met seventeen times and the Committees of the Board held an additional twenty meetings.  During 2013, each of the directors attended (in the aggregate) at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all the Committees of the Board upon which he/she served.

It is the policy of the Board of Directors to encourage attendance by its members at all meetings of the Board and Committees of the Board and the Annual Meeting of Shareholders. Seven of ten members of the Board of Directors attended the 2013 Annual Meeting of Shareholders.

Board Leadership Structure and Risk Management Oversight

The Board of Directors has adopted governance guidelines to assist with fulfilling its duties and responsibilities to the Company and its shareholders. These guidelines are intended to ensure the Board of Directors has the necessary authority and procedures in place to review and evaluate the Company’s business operations, make decisions that are independent of the Company’s management, and align the Company’s directors and management interests with those of the Company’s shareholders. While the Company’s bylaws do not formerly require a separation of the Chairman of the Board and Chief Executive Officer position, these positions are currently and will be held by different people with the Chairman of the Board being an independent director. The Company believes that separation of these two positions provides for appropriate oversight and review of management performance. In addition, it allows for an independent and objective assessment of agenda items to be considered at board or committee meetings. In 2013, David K. Page, an independent director, was elected as non-executive Chairman of the Board, succeeding the former Chairman of the Board, Merton J. Segal.  Mr. Page chairs all Board of Director meetings, as well as all executive sessions of the Board of Directors.  The Board of Directors has a practice of generally conducting executive sessions at each of the regularly scheduled Board and Committee meetings. The Board of Directors also will conduct executive sessions with the Chief Executive Officer, along with other executive officers, as it deems appropriate and necessary. Also, the Audit Committee conducts executive sessions with the Company’s Chief Executive Officer, Chief Financial Officer, Chief Actuary, Vice President of Corporate Audit and General Counsel.

The Board of Directors is responsible for oversight of the Company’s risk management process. Each quarter, the Board of Directors receives an updated risk assessment, as well as an enterprise risk management report with respect to the Company’s approach to the management of significant risks, including monitoring and mitigation efforts, where applicable. Management has responsibility to identify, assess, and manage the risks relating to the Company’s strategy and business objectives. These efforts, along with the Board of Directors’ oversight, are reviewed and discussed at each regular board meeting. The Board of Directors is authorized to retain, if necessary, risk management consultants to assist the Board of Directors in this process. While the Board of Directors has the primary responsibility, other committees of the Board of Directors also have the role in the process as outlined by each of their respective Charters. The Board of Directors with assistance of the Audit Committee is responsible for reviewing, assessing and monitoring the significant risks or exposures in the accounting and financial reporting areas of the Company and assuring that management has implemented the appropriate monitors to control such risks, as well as minimize the Company’s risk exposure. The Compensation Committee is responsible for adopting compensation policies that increase shareholder value, avoid undue risk taking by the Company, appropriately reward executives and employees for performance and assure that the Company’s compensation policies and practices are adequately disclosed to the public. The Governance and Nominating Committee is responsible for overseeing matters relating to the nomination, selection and evaluation of its directors, reviewing and approving any related-party transactions, as well as assuring that the Company has an effective corporate governance policy, which complies with the current rules of the New York Stock Exchange and SEC. The Capital and Investment Committee is responsible for the Company’s capital strategy, mergers and acquisitions and developing an investment policy that ensures the Company’s investment portfolio is aligned with the risk profile of the Company.

Independence Determination

The Board of Directors has determined that Robert H. Naftaly, David K. Page, Robert W. Sturgis, Bruce E. Thal, Herbert Tyner, Robert F. Fix, Jeffrey A. Maffett and Florine Mark in accordance with the New York Stock Exchange’s independence standards, as modified or supplemented, and these directors have no other relationship that would impair such independence.

Executive Sessions

Executive sessions of non-management directors were held at all regularly scheduled meetings of the Board of Directors, as well as at thirteen of the twenty meetings of the Audit, Governance and Nominating, Compensation and Capital and Investment, Pricing and Strategic Alternatives Committees. Executive sessions are presided over by the Chairman of each Committee, with David K. Page presiding over the executive sessions of the Board of Directors.

Committees of the Board of Directors

The Board of Directors has established Board Governance Guidelines. Also, the Board of Directors has established an Audit, Compensation, Governance and Nominating and Capital and Investment Committees as standing committees of the Board. These Committees of the Board of Directors have each adopted a Committee Charter. The Charters for the Audit, Compensation, Governance and Nominating and Capital and Investment Committees are available on the Company’s website at www.meadowbrook.com.

In August 2013, the Company announced that it would commence a review of all strategic alternatives that would enhance shareholder value following announcement of the Company’s 2nd Quarter 2013 results. The Board of Directors appointed directors David K. Page, Bruce E. Thal, Robert H. Naftaly, Robert F. Fix and Robert W. Sturgis to the Strategic Alternatives Committee for the sole purpose of leading this review and making any recommendations to the Board of Directors.  The Strategic Alternatives Committee engaged advisors during this process, such as, an independent investment banking firm and outside counsel. The Committee met five times in 2013 and two times in 2014 for the purpose of reviewing, discussing and analyzing various strategic alternatives that would enhance shareholder value.

Audit Committee

The Audit Committee is responsible for reviewing the services of the Company’s independent registered public accounting firm and third-party actuaries, consults with the accountants and actuaries, reviews the financial statements and loss reserves of the Company and internal controls of the Company and monitors the Corporate Audit Department of the Company. The Audit Committee also assists the Board of Directors with developing and implementing policies that govern how the Company identifies, evaluates, monitors and minimizes risk. Currently, the Audit Committee members are: Bruce E. Thal (Chairman), and Robert W. Sturgis (Vice Chairman) and Jeffrey A. Maffett . Generally, Mr. Page attends meetings as an ex-officio member of the Committee.  The members of the Audit Committee satisfy the independence and experience requirements established by the New York Stock Exchange. In addition, the Board of Directors has determined that Chairman, Bruce E. Thal qualifies as a “financial expert,” as defined by the SEC. The Audit Committee met four times in 2013. The Audit Committee Report is set forth later in this proxy statement.

Compensation Committee

The Compensation Committee is responsible for assuring that our named executives are appropriately compensated in relation to their duties, responsibilities and performance and that executive compensation plans are aligned with long-term shareholder value and are designed so as to avoid undue risk to the Company. The Compensation Committee’s Charter authorizes the Compensation Committee to review and approve the goals and objectives for the Chief Executive Officer, evaluate his or her performance and approve his or their compensation. The Compensation Committee recommends to the Board of Directors the base salary levels, bonuses and equity compensation for the Chief Executive Officer. In addition, the Compensation Committee approves the guidelines to determine salary levels, bonuses and equity compensation for other executive officers and managers of the Company. The Compensation Committee reviews and makes recommendations with respect to the Company’s compensation plans and is responsible for administering any equity awards under the Company’s 2002 Amended and Restated Stock Option Plan, the 2009 Equity Compensation Plan and the Long Term Incentive Plan. All members of the Compensation Committee satisfy the independence requirements established by the New York Stock Exchange. The Compensation Committee has authority to directly retain outside consultants of its selection to assist with the development of the Company’s compensation and benefits programs.  The Compensation Committee has retained Pay Governance to, as periodically requested, review and assess the Company’s compensation policies and plans. Currently, the Compensation Committee members are: Robert H. Naftaly (Chairman), Jeffrey A. Maffett (Vice Chairman), Bruce E. Thal and Herbert Tyner.  Generally, Mr. Page attends meetings as an ex-officio member of the Committee. The Compensation Committee met two times in 2013. The Compensation Committee Report is set forth later in this proxy statement.

Governance and Nominating Committee

The Governance and Nominating Committee reviews the criteria for the selection of senior executives and directors of the Company. The Governance and Nominating Committee reviews the performance of the directors and recommends directors for election to the Board. The Governance and Nominating Committee monitors compliance with the Company’s Compliance Code of Conduct and Business Ethics Policy, as well as other corporate governance policies. The Governance and Nominating Committee also reviews and approves any related-party transactions involving the Company and its directors and officers. Hugh W. Greenberg was the Chairman of the Committee, until his passing of October 21, 2013.  David K. Page succeeded Mr. Greenberg as Chairman. The remaining members of the Committee are: Florine Mark (Vice Chairperson), Robert H. Naftaly and Robert F. Fix. The Governance and Nominating Committee met one time in 2013.  Based on the recommendation of a shareholder, the Governance and Nominating Committee considered and approved the nomination of Ms. Baker to the Board of Directors.

The Charter for the Governance and Nominating Committee is available to shareholders on the Company’s website, at www.meadowbrook.com. Each member of the Governance and Nominating Committee is independent as defined in the New York Stock Exchange’s independence standards, as those standards have been modified or supplemented, and these Directors have no other relationship that would impair their independence.

The Governance and Nominating Committee will consider director candidates recommended by shareholders. Such recommendations must be made pursuant to timely notice in writing to:

Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034-2438
Attention: Governance and Nominating Committee

The Governance and Nominating Committee has not established specific minimum qualifications or skills for directors to possess. The Governance and Nominating Committee uses a subjective process for identifying and evaluating nominees for director, based upon the information available to members of the Governance and Nominating Committee and the current needs of the Company. While the Governance and Nominating Committee does consider diversity as one of several criteria for eligibility, the Company has not adopted a formal diversity policy. The Governance and Nominating Committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder or director. Historically, nominees have been the existing directors or persons with significant management, insurance, accounting, actuarial, legal, banking, investment or business experience.

Capital and Investment Committee

The Capital and Investment Committee (former known as the Capital Strategy and Acquisition Committee) is responsible for assisting the Board of Directors with its oversight of the Company’s capital structure and strategies, financing alternatives and relationships, mergers, acquisitions, divestitures and investment policy and portfolio. The Committee met four times in 2013.  Currently, the Capital and Investment Committee members are: Robert F. Fix (Chairman), Robert W. Sturgis (Vice Chairman), Robert H. Naftaly, Herbert Tyner, and Florine Mark.  Mr. Page attends meetings as an ex-officio member of the Committee.

Code of Conduct

The Company has adopted a Compliance Code of Conduct and Business Ethics Policy (the “Code of Conduct”) that applies to all of its employees, officers and directors, including its principal executive officer, principal financial officer, chief accounting officer or persons performing similar functions. Annually, the Company reviews it for any amendments, which thereafter would be reviewed and approved by the Governance and Nominating Committee and the Board of Directors.

The Company’s Code of Conduct contains written standards that are intended to deter wrongdoing and promote:

—	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
—	Full, fair, accurate, timely, and understandable disclosures in reports and documents that we file with, or submit to, the SEC and in other public communications we make;
—	Compliance with applicable governmental laws, rules and regulations;
—	Prompt internal reporting of violations of the Code of Conduct to an appropriate person;
—	Accountability for adherence to the Code of Conduct; and
—	Whistleblower Policy.

The Company has also posted the Code of Conduct on its website at www.meadowbrook.com. The Company will provide a copy of the Code of Conduct to any person, without charge and upon request. Requests for a copy of the Code of Conduct, Board Governance Guidelines or Committee Charters should be made to the Secretary of the Company at 26255 American Drive, Southfield, Michigan 48034. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Conduct that applies to our principal executive officer, principal financial officer, controller or persons performing similar functions and that relates to any element of the code definition enumerated in SEC, Regulation S-K, Item 406(b) by posting such information on our website at www.meadowbrook.com within four business days following the date of the amendment or waiver. During 2013, there were no revisions to the Code of Conduct. Also, to date, there have been no waivers of the Code of Conduct.

Whistleblower Policy

In addition, the Company has a Whistleblower Policy, which allows employees to anonymously report suspected unethical or illegal conduct on the part of employees. Employees have access to a 24 hour a day service, 7 days a week where they can report legal or ethical concerns, including, without limitation, concerns about accounting, internal controls or other audit matters. Individuals may choose to remain anonymous to the extent allowed by law. The Company prohibits retaliatory actions against anyone, who in good faith, avails himself or herself of the anonymous reporting service. The Company’s Whistleblower line is serviced by a third-party vendor of the Company. All reports are sent to the Audit Committee Chairperson and investigated by the Compliance Officer, who reports the results of the investigation to the Audit Committee of the Board of Directors for further action.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former employee of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship with the Company, which would have required disclosure in this Proxy Statement under the caption Certain Relationships and Related Party Transactions. No executive officer of the Company served on the Compensation Committee or as a director of any other entity whose executive officer(s) served on the Company’s Compensation Committee or Board of Directors.

Shareholder Communications with Directors

Any shareholder may communicate directly with the Board of Directors, or with any one or more individual members of the Board. A shareholder wishing to do so, should address the communication to “Board of Directors” or to one or more individual members of the Board and submit the communication to the Company at the address of the Company noted on the first page of this Notice of Meeting and Proxy Statement. All such communications received by the Company and addressed to the Board of Directors will be forwarded to the Chairman of the Board, or to the individual member or members of the Board, if addressed to them.

All of these communications will be reviewed by our Secretary to filter out communications that are not appropriate, specifically, spam or communications offering to buy or sell products or services. The Secretary will forward all remaining communications to the appropriate directors.

Any interested party may communicate with our non-management directors by writing to:

Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034
Attention: Chairman of the Board

COMPENSATION OF DIRECTORS

Director Compensation

The following table provides information regarding compensation paid to the individuals who served as non-employee directors of the Company during the year ended December 31, 2013:

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($) (1)	($)	($)	($)	($)	($)

Robert F. Fix	90,750	15,216	-	-	-	-	105,966
Hugh W. Greenberg (2)	74,000	15,216	-	-	-	-	89,216
Jeffrey A. Maffett	79,500	15,216	-	-	-	-	94,716
Florine Mark	69,000	15,216	-	-	-	-	84,216
Robert H. Naftaly	103,000	15,216	-	-	-	-	118,216
David K. Page	124,250	15,216	-	-	-	-	139,466
Merton J. Segal (3)	9,000	-	-	-	-	-	9,000
Robert W. Sturgis	79,500	15,216	-	-	-	-	94,716
Bruce E. Thal	100,500	15,216	-	-	-	-	115,716
Herbert Tyner	73,500	15,216	-	-	-	-	88,716

(1)	Represents the full grant date fair value of the non-restricted stock awards valued at the closing price ($6.34) of the Company’s common stock on the February 13, 2013 grant date. As of December 31, 2013 there were no outstanding equity awards held by any director.
(2)	Amounts set forth above are reflective of the fact that Mr. Greenberg passed away on October 19, 2013 and therefore received pro-rated compensation during 2013.
(3)	Mr. Segal retired from the Board of Directors effective May 16, 2013, and therefore received pro-rated compensation during 2013.

a. Director Compensation

In general, it has been the practice of the Company to set pay for directors based upon market median levels, considering the total number of directors, cost implications and other general considerations. For 2013, the Company paid outside directors a retainer of 2,400 fully vested shares of the Company stock and $45,000 in cash.  Meeting fees for board and committee meetings were $1,500 per meeting. In addition, the Chairman of the Board is paid a retainer of $30,000, the Chairperson of the Compensation Committee received a retainer of $10,000, the Chairperson of the Audit Committee received a retainer of $15,000 and the Chairperson of the Governance and Nominating and Capital and Investment Committees received retainers of $5,000, respectively.

b. Director Stock Ownership Guidelines

The Company has adopted a formal policy that directors shall acquire (within a 5 year period) and own shares in the Company equal to at least 3-times their annual board retainer.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of the Record Date the beneficial ownership of the Company’s common stock by: (i) each person known by the Company to beneficially own five percent or more of such shares, (ii) each nominee and incumbent director, (iii) each person named in the Summary Compensation Table, and (iv) all nominees and incumbent directors and Executive Officers as a group, together with their respective percentage ownership of the outstanding shares. Unless otherwise indicated, each individual has sole investment and voting power with respect to such shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Directors and Executive Officers
Kenn R. Allen (Executive Officer)	80,461		*
Stephen A. Belden (Executive Officer)	45,497		*
Michael G. Costello (Executive Officer)	92,461		*
Robert S. Cubbin (Executive Officer and Director)	511,195		1.0%
James M. Mahoney (Executive Officer)	82,722		*
Archie S. McIntyre (Executive Officer)	96,173		*
Karen M. Spaun (Executive Officer)	118,010		*
Robert C. Spring (Executive Officer)	12,551		*
Christopher J. Timm (Executive Officer)	388,947		*
Robert F. Fix (Director)	57,800	(2)	*
Hugh W. Greenberg (Director)	114,412	(3)	*
Jeffrey A. Maffett (Director)	279,990	(4)	*
Florine Mark (Director)	27,800	(5)	*
Robert H. Naftaly (Director)	67,800		*
David K. Page (Chairman of the Board)	191,800	(6)	*
Merton J. Segal (Director Emeritus )	994,844	(7)	2.0%
Robert W. Sturgis (Director)	37,440		*
Bruce E. Thal (Director)	193,800	(8)	*
Herbert Tyner (Director)	194,177	(9)	*
All Directors and Executive Officers as a group	3,587,880		7.1%

5% Beneficial Owners (excluding Directors and Executive Officers)
Boston Partners	3,158,504	(10)	6.3%
BlackRock, Inc	4,549,634	(11)	9.0%
Dimensional Fund Advisors, Inc.	4,194,635	(12)	8.4%
FMR, LLC.	2,890,651	(13)	5.8%
Goldman Sachs Asset Management	2,816,718	(14)	5.6%
Litespeed Management, LLC	4,146,908	(15)	8.3%
T. Rowe Price Associates, Inc.	4,795,553	(16)	9.6%
Vanguard Group	2,841,620	(17)	5.7%
All Directors, Executive Officers and 5% Beneficial Owners	32,982,103		65.8%

__________________________
* Less than 1%.

(1)	Address is 26255 American Drive, Southfield, Michigan 48034.

(2)	Includes 12,500 shares held by Mr. Fix’s spouse.

(3)	Includes 114,412 shares held by a family Trust established by Mr. Greenberg.

(4)	Includes 121,065 shares held by Colonial Banc Corp. Mr. Maffett is Chairman of the Board and may be deemed to share beneficial ownership of these shares. Also, includes 700 shares owned by the Colonial Banc Corp. Profit Sharing Plan and 1,187 shares owned by Mr. Maffett’s spouse.

(5)	These shares are held in trust by Ms. Mark.

(6)	Includes 24,000 shares held by Mr. Page’s spouse, who holds them as custodian for Mr. Page’s grandchildren. Also includes 10,000 shares held in trust for the benefit of Mr. Page’s daughter, for whom Mr. Page is the trustee.

(7)	Includes 991,844 shares held by the Beverly Segal Irrevocable Trust U/A/D 12/12/2012, Merton Segal and Bernard Kent, Trustees.

(8)	Includes 26,000 shares held in trust by Mr. Thal’s spouse, 2,000 shares held in trust by Mr. Thal’s and 71,800 shares held in trust by Mr. Thal. Also includes 54,000 shares in a partnership.

(9)	Includes 136,377 shares held by Hartman & Tyner, Inc. Mr. Tyner is President and is greater than 10% stockholder of Hartman & Tyner, Inc. Mr. Tyner may be deemed to share beneficial ownership of these shares.

(10)	Address is 1 Beacon Street, Boston, MA 02108. Boston Partners held sole voting power of 2,298,404 shares and sole dispositive power of 3,158,504 shares as of December 31, 2013. The information in this footnote was derived from a Schedule 13G/A filed by Boston Partners with the SEC on February 10, 2014 reporting ownership as of December 31, 2013.

(11)	Address is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. held sole voting power of 4,380,444 shares and sole dispositive power of 4,549,634 shares as of December 31, 2013. The information in this footnote was derived from a Schedule 13G/A filed by Blackrock Inc. with the SEC on January 29, 2014 reporting ownership as of December 31, 2013.

(12)	Address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Based on a Schedule 13G/A filed with the SEC on February 10, 2014, Dimensional Fund Advisors, Inc. held sole voting power of 4,141,885 and sole dispositive power of 4,194,635 shares as of December 31, 2013.

(13)	Address is 245 Summer Street, Boston, MA 02210. FMR, LLC held sole voting power of 1,289,951 and sole dispositive power of 2,890,651 shares as of December 31, 2013. The information in this footnote was derived from a Schedule 13G filed by FMR, LLC with the SEC on February 14, 2014 reporting ownership as of December 31, 2013.

(14)	Address is 200 West Street, New York, NY 10282. Goldman Sachs Asset Management held shared voting power of 2,644,899 and shared dispositive power of 2,816,718 shares as of December 31, 2013. The information in this footnote was derived from a Schedule 13G/A filed by Goldman Sachs Asset Management with the SEC on February 13, 2014 reporting ownership as of December 31, 2013.

(15)	Address is 237 Park Avenue, Suite 900, New York, NY 10017. Litespeed Management, LLC held shared voting power and dispositive power of 4,146,908 shares as of December 31, 2013. The information in this footnote was derived from a Schedule 13G filed by Litespeed Management, L.L.C with the SEC on January 21, 2014 reporting ownership as of December 31, 2013.

(16)	Address is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates, Inc. held sole voting power of 1,890,207 and sole dispositive power of 4,795,553 shares as of December 31, 2013. The information in this footnote was derived from a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 10, 2014 reporting ownership as of December 31, 2013.

(17)	Address 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group held sole voting power of 83,098 shares, sole dispositive power of 2,760,722 shares and shared dispositive power of 80,898 shares as of December 31, 2013. The information in this footnote was derived from a Schedule 13G/A filed by Vanguard Group with the SEC on February 11, 2014 reporting ownership as of December 31, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and any subsequent changes in ownership with the SEC within prescribed time limits.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The compensation discussion and analysis set forth below provides an explanation of the Company’s compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our named executive officers, which includes our President & Chief Executive Officer, Robert S. Cubbin, our Senior Vice President - Chief Financial Officer, Karen M. Spaun, and our other three most highly compensated executive officers, Executive Vice President, Christopher J. Timm, our Senior Vice President - General Counsel & Secretary, Michael G. Costello and our Senior Vice President – Field Operations, James M. Mahoney. The discussion is divided into the following sections:

I.	Executive Summary

II.	Compensation Objectives

III.	Role of Compensation Committee, Compensation Consultant and Management

IV.	Elements of Total Compensation

V.	Factors Considered When Determining Total Compensation

VI.	2013 Compensation Decisions

I. Executive Summary

The objectives and major elements of the Company’s executive compensation program did not materially change from 2012 to 2013. We believe in a compensation program and philosophy that is designed to create long-term shareholder value, as well as effectively attract, motivate and reward performance, and promote retention of senior management. The Company continues to provide our named executive officers with total annual compensation that includes a base salary and performance-based annual cash incentive awards. Also, executives are eligible for long-term equity-based incentive awards that include both a service and performance-based component. The Company also provides our executives with severance and health and welfare benefits. The Company’s executive compensation program continues to emphasize performance-based pay, with a significant portion of each executive’s total annual compensation being at risk and dependent upon the Company’s achievement of specific, measurable performance goals. The Company’s performance-based pay is designed to further align our executive officers’ interests with those of our shareholders and is intended to promote the creation of shareholder value, without encouraging excessive risk-taking. In addition, our equity program rewards long-term stock performance.

We believe that the 2013 pay decisions are commensurate with our objectives in relation to market practice, our peer companies, performance and results for the incentive period ending in 2013. A summary of the pay actions is presented below along with additional details about the plans and the basis for decisions is presented in the subsequent sections.

—	The named executive officers did not receive a salary increase during 2013, because the Company did not achieve financial and operating objectives in 2012.
—	No Annual Bonus Plan awards were paid to the named executive officers, because our performance was below the required financial targets established under the 2013 Annual Bonus Plan.
—	Under the 2013 Long Term Incentive Plan (the “LTIP”), the named executive officers were only eligible to receive 30% of their target award opportunity based on continued service through December 31, 2013. The named executive officers did not receive the remaining 70% of their award opportunity, because the Company did not meet the targeted financial performance goals under the LTIP for 2013.

Our 2013 Annual Bonus Plan included financial performance, as well as operational goals. While the Company met certain of its operational goals and objectives, the Company did not achieve its target for net operating income nor the performance guidelines for operating income per share, return on average equity targeted combined ratio and tangible book value.  As such, no annual bonus was paid by the Company for 2013 performance.

The following table illustrates the performance target and guidelines established under the 2013
 Annual Bonus Plan, along with the actual results:

2013 Performance Target	Target Goals:	Actual Results:
Net operating income (loss) (1)	$33.3 million	($117.9) million (2)
2013 Performance Guidelines	Guideline Goals:	Actual Results:
Earnings per share net operating income (loss) (1)	$0.67	($2.36)

Return on Average equity (3)	6.3%	Not achieved
Combined ratio (or less) (4)	99.7%	111.0%
Tangible Book Value (5)	$442.4 million	$383.3 million

(1) Net operating income (loss) and net operating income (loss) per share are non-GAAP measures that represent net income (loss) excluding net realized gains or losses, net of tax. The most directly comparable financial GAAP measures to net operating income (loss) and net operating income (loss) per share are net income (loss) and net income (loss) per share, respectively.

(2) The net operating loss for the year ended December 31, 2013 included a non-cash, after- tax charge of $101.6 million, or ($2.04) per share relating to impairment of goodwill associated the Company’s Specialty Insurance Operations.

(3) Return on average equity is the current year net operating income (loss) divided by the average of the current year shareholders’ equity (before accumulated other comprehensive income).

(4) The combined ratio is a non-GAAP measure which management utilizes to evaluate the performance of our underwriting operations.  Specifically, the combined ratio is the sum of (i) the ratio of losses and loss expenses to net premiums earned (loss ratio), plus (ii) the ratio of GAAP underwriting expenses (which include the change in deferred policy acquisition costs) to net premiums earned (expense ratio).

(5) Tangible book value is the shareholders’ equity less intangible assets and goodwill.

In further evaluating the Company’s performance, the Compensation Committee also considered several Company operational objectives for 2013.  The Company established an operational target for the Company to maintain its A.M. Best rating of “A-“.  This objective was not achieved when the Company’s rating was lowered during 2013 to “B++.” The Company established an objective to maintain, or improve upon its premium to policyholder surplus leverage ratio. The Company achieved this objective by terminating underperforming business in the latter part of 2012 through December 31, 2013. In addition, the Company received certain capital gains within its investment portfolio in 2012, which resulted in approximately $37.0 million being contributed to the policyholder surplus of our Insurance Company Subsidiaries.  The Company also completed a convertible debt offering in 2013, which resulted in approximately $70.0 million of the proceeds being contributed to the policyholder surplus of the Insurance Company Subsidiaries.  These two capital enhancements alone increased the policyholder surplus by approximately $107.0 million in 2013.  The Company’s policyholder surplus was $488.2 million as of December 31, 2013.  This increase in surplus and reduction of gross written premium also improved the Company’s gross and net premium to surplus leverage ratios.  As of December 31, 2103, the gross premium leverage ratio was 1.9 to 1.0 and the net premium leverage ratio was 1.4 to 1.0 on a trailing twelve month statutory combined basis.

The Compensation Committee acknowledged the Company’s goal of further developing new programs, products and initiatives.  The Company has continued with certain professional liability classes of business, and with its marine and umbrella initiatives.  Also, the Company has further developed a self-defense and fitness insurance product. These initiatives are designed to diversify the Company’s product offerings and contribute to the limited growth it projects for new products and programs in 2014.  The Compensation Committee viewed the Company’s consideration and declination of several acquisition and new business opportunities as an affirmation that management will not consider opportunities that do not meet the Company’s accretion and/or profit expectations.  Along with insurance product initiatives, the Company established technology goals to assist with the processing of medical malpractice and workers compensation claims.  The Compensation Committee acknowledged the progress the Company has made with regard to its premium payment processing system for certain portions of its workers compensation business.

The information technology initiatives for the Company in 2013 included Century On Line (“COL”) maintenance and enhancements, policy and claim workflow projects, development of a new data warehouse for certain aspects of the Company’s business and exploration of more efficient premium and claim payment options. These objectives were intended to improve the operational efficiencies of the Company. The Compensation Committee noted that the initiatives are underway and are in various stages of development.  Finally, the Company maintained its compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as well as continued to integrate its enterprise risk management process within the Company’s operations.

A more detailed discussion of the 2013 compensation decisions is included under VI. 2013 Compensation Decisions.

II. Compensation Objectives

Our compensation policy for the Company’s named executive officers is intended to promote, attract and retain a talented pool of management, encourage continued performance and attainment of corporate and personal goals as well as further promote our success by aligning the executive officers’ financial interests with long-term shareholder value.

We believe these objectives are accomplished by providing our executives with a competitive mix of short and long-term compensation, by rewarding excellent performance, and by linking a significant portion of each officer’s compensation to specific, measurable performance goals.

III. Role of Compensation Committee, Compensation Consultant and Management

Compensation Committee

The Compensation Committee of the Board is, among other things, authorized by its Committee Charter (the “Charter”) to evaluate whether the Company’s management is appropriately compensated in relation to their duties, responsibilities and performance, while ensuring the compensation plans are aligned with long-term shareholder value and do not expose the Company to undue risk. The Charter authorizes the Compensation Committee to review the budget of the Company, as well as the annual performance goals and objectives for the Company, Chief Executive Officer and its executive officers, evaluate the Chief Executive Officer’s performance in relation to the goals and objectives and approve his compensation (base salary, annual bonus, long-term incentive or other equity awards). The Compensation Committee is responsible for reviewing recommendations made by the Chief Executive Officer relating to the compensation of the principal executive officers who report to the Chief Executive Officer and approving the compensation for such executive officers. In addition, the Compensation Committee is responsible for the administration of our annual bonus plan, long-term incentive plan, as described below, as well as other equity-based compensation. Finally, the Compensation Committee is authorized to periodically review our compensation philosophy relating to salaries, bonuses, long-term incentives and other equity-based compensation paid to our senior management to evaluate whether the Company remains competitive with similar companies in the insurance industry. The Compensation Committee is authorized by its Charter to retain a compensation consultant to assist the Compensation Committee with the performance of its duties, and the consultant advises the Compensation Committee. The Compensation Committee considered that over 80% of the shareholders approved the compensation paid to the executives as described at the Company’s 2013 Annual Meeting.  Therefore, the Compensation Committee did not make any changes to the Company’s compensation program in response to the “say on pay” vote, as part of the committee’s compensation review process.

Compensation Consultant

The Compensation Committee has utilized Pay Governance as its independent compensation consultant. Pay Governance, as requested, advises the Compensation Committee with regard to the general competitive landscape and trends in compensation and executive and director compensation matters, including (i) competitive market-based salary and incentive compensation for executive officers, as well as for director compensation, (ii) incentive plan design, (iii) performance metrics, (iv) peer group selection, and (v) updates on market practices and trends in executive and director compensation. Pay Governance periodically attends meetings of the Compensation Committee and participates in the Committee’s executive sessions as well. Pay Governance is directly accountable to the Compensation Committee. The Compensation Committee retains Pay Governance for compensation advice and reviews all fees paid.  Pay Governance’s last substantial review of the Company’s  incentive compensation plans was completed in 2011. The Compensation Committee has assessed the independence of Pay Governance pursuant to the rules of the Securities and Exchange Commission and concluded that Pay Governance’s work for the Compensation Committee does not raise any conflicts of interest. Additional information with respect to Pay Governance's consulting work for the Compensation Committee is included under V. Factors Considered When Determining Total Compensation.

Role of the CEO in Determining Executive Compensation

While the Compensation Committee has the responsibility to approve and monitor all compensation for our named executive officers, our CEO also plays an important role in determining executive compensation. At the Compensation Committee’s request, our CEO assists the Compensation Committee by providing his evaluation of the performance of the executive officers who report directly to him, and recommends compensation levels for such officers.

Officer Stock Ownership Guidelines

The Company has adopted the following stock ownership guidelines for its executive officers: (i) CEO- 5 times his or her salary; (ii) 3 times salary for both the Chief Financial Officer and General Counsel; and (iii) 2 times salary for all other executive officers.

IV. Elements of Total Compensation

The table below summarizes the elements of our total compensation program.

Compensation Element	Key Features
Base Salary
Base salary is designed to provide a level of assured cash compensation sufficient, together with performance based incentives, to motivate executives to perform at a consistently high level. Base salary is established based on various criteria consisting of level of responsibility, corporate performance, personal contribution to our success, experience, expertise and market data for our competitors in the insurance industry. Generally, we believe executive base salaries should be set within the competitive range of salaries for executives in similar positions at comparable companies. For an experienced, consistent performing executive, the Committee has established as a general guideline plus or minus ten percent of the market median for similar positions. Merit increases or adjustments are awarded based on the foregoing criteria and the achievement of corporate and individual performance objectives, as well as for changes in the scope of an executive’s responsibilities.  No salary increases were awarded in 2013.  See VI. 2013 Compensation Decisions-Base Salary below for a discussion of our 2013 salary decisions.

Annual Bonus Plan
The Company’s Annual Bonus Plan, which provides performance-based cash bonuses, has been adopted to incentivize our executive officers and other members of management to achieve our corporate performance objectives. Criteria for determining the named executive officers’ annual incentive bonus includes achievement of corporate financial performance goals and objectives, corporate operational performance, personal contribution to our success, and individual performance.

The Annual Bonus Plan is funded based upon the achievement of established performance targets and guidelines, such as, net operating income, earnings per share net operating income, return on average equity, combined ratio and tangible book value, as well as achievement of various operating objectives, such as, maintenance of acceptable premium to surplus ratios and new product development, compliance with Sections 302 and 404 of the Sarbanes-Oxley Act, maintenance of the Company’s enterprise risk management process, consideration of accretive programs or acquisition opportunities, etc. Amounts are allocated to executives, as determined in the discretion of the Compensation Committee, which primarily considers individual and Company performance. Each year, the Compensation Committee establishes a new target based upon prior year performance and the forecasted performance levels anticipated for the following year. If the minimum threshold is met, the Annual Bonus Plan is funded from 0% up to a maximum cap of 120% of the targeted bonus pool. The amount of the bonus pool is established by aggregating the individual targets for each participant, which is a percentage of the employee’s base salary. An employee’s actual award may be above or below his or her target based upon achievement of corporate performance objectives and the employee's individual performance for the year. The target awards for the named executive officers are reviewed and established by the Compensation Committee as a part of our competitive benchmarking study, which is performed by the Company’s compensation consultant.

At the end of the year, the Compensation Committee reviews our performance in relation to the pre-determined performance targets and guidelines and then finalizes the total bonus pool available to pay cash bonuses to the executive officers and the management team based upon achievement of our corporate goals and individual performance. Ultimately, all targets, as well as actual awards, are reviewed and approved by the Compensation Committee. No annual bonuses were awarded for 2013 performance. See VI. 2013 Compensation Decisions-Annual Bonuses below for a discussion of our 2013 Annual Bonus Plan decisions.

Compensation Element	Key Features
Long -Term Incentive Plan (LTIP)
The Company provides the opportunity for our named executive officers and other executives to earn a long-term incentive award under the LTIP. The LTIP is intended to provide an incentive to management to improve performance of the Company, thereby increasing long-term shareholder value. For 2013, the Company established an annual LTIP. Participants are not eligible for any award under the 2013 LTIP until after the end of the performance period, or December 31, 2013.  The 2013 LTIP included both a performance and service component. For the named executive officers, seventy percent (70%) of a participant’s award opportunity was based upon achieving targets for net operating income, and performance guidelines for earnings per share net operating income, return on average equity, combined ratio, and tangible book value. The remaining thirty percent (30%) of a named executive officer award opportunity was based upon the service of the participant during the performance period. All awards were to be settled in Company stock.  An executive’s target award, which is a percentage of his or her salary, is established at the beginning of the performance period. The Chief Executive Officer and the executive officers award payouts are capped at 160% of their respective salaries. All actual awards under the LTIP are reviewed and approved by the Compensation Committee and the Board of Directors before distribution. Each executive’s target was established by the Compensation Committee as a part of our competitive market-based study, which was performed by the Company’s compensation consultant.  See VI. 2013 Compensation Decisions-Long-Term Incentive Plan below for a further discussion of our 2013 LTIP decisions.

Retirement Benefits
The Company provides retirement benefits to our named executive officers to encourage retirement savings in a tax-efficient manner and encourage retention. Retirement benefits are provided under our 401(k) Profit Sharing Plan covering all eligible employees and through our Executive Nonqualified Excess Plan (the “Excess Plan”).  The Company’s Excess Plan is intended to be a nonqualified deferred compensation plan. The Excess Plan allows eligible employees, including the named executive officers, to defer receipt of current compensation in order to save for retirement and other needs, as provided for in the Excess Plan. Deferred amounts are credited with earnings or losses based on the rate of return of funds selected by the participants in the plan. The Excess Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for eligible employees. While the Company does not contribute to participants’ accounts under the Excess Plan, it does provide for a $250,000 life insurance benefit to participants who satisfy the eligibility requirements for minimum funding by the participant and continued employment. Participants may defer up to 100% of salary and bonus payments. Distributions are made in either a lump sum or installments over a period not to exceed five years as chosen by the executive at the time of the deferral.

Health & Welfare Benefits
The Company provides market competitive health and welfare benefits to executives and their dependents to promote healthy living. Health and welfare benefits, including medical, dental, vision, life and disability coverage, are available to all employees.

Severance
The Company has severance arrangements with our Chief Executive Officer, the named executive officers and other executive officers, which are provided through their employment agreements, the terms of which are described in detail in this proxy statement. The purpose of our severance arrangements is to provide a measure of financial security in the event an executive’s employment is terminated without cause and to encourage retention and dedication by our named executive officers.

Compensation Element	Key Features
Executive Perquisites
The Company provides the opportunity for our named executive officers to receive certain perquisites, such as automobile allowances and reimbursement for club membership dues. In addition, our named executive officers, as well as other employees, may occasionally receive tickets to sporting events or entertainment for personal use if the tickets are not needed for business use, for which we do not incur incremental costs. These benefits are provided as an additional incentive for our executives and to remain competitive within the marketplace for such talent. These perquisites are described in the Summary Compensation Table in this proxy statement.

V. Factors Considered When Determining Total Compensation

Meadowbrook Peer Group Compensation — our Starting Point. When making compensation decisions, we review the target compensation of our CEO and other named executive officers relative to the target compensation of similarly-situated executives among insurance companies. This practice is often referred to as “benchmarking.” We believe benchmarks are helpful and provide an initial point of reference. Although we also use the other factors set forth below in reviewing compensation, competitive benchmarking is a starting point in our evaluation of total executive compensation.

The Compensation Committee periodically reviews market-based data compiled by its independent compensation consultant and our human resources department. This comparative information provides a basis for the evaluation of the target compensation provided to our named executive officers. Market target compensation data when presented is gathered from national published compensation surveys for similar positions at comparably-sized property and casualty insurance companies with market data regressed based upon the Company’s premiums and assets. Each compensation survey generally includes thirty to seventy participating insurance companies. The Compensation Committee then reviews the market-based data together with each officer’s job responsibilities and individual performance, internal pay equity, and performance against pre-established targets in making compensation decisions.

The Compensation Committee generally sets total compensation targets for our executives, including base salary, performance-based annual incentives, and long-term equity awards, within a competitive range (plus or minus ten percent) of the market median for the position. However, because comparative data is just one of several inputs that are used in determining executive officer compensation, pay may vary from the targeted level (generally, market median) based on various factors, including:

—	the level of achievement of our pre-established performance goals,

—	our performance against our peer group,

—	individual performance,

—	scope or change in job responsibilities,

—	competitive pressures for that position within the industry,

—	internal equity considerations, and

—	the executive’s industry experience and tenure.

The Compensation Committee may also deviate from the above guidelines in circumstances that it deems appropriate, which have included when an employee was hired at a higher compensation level because of market conditions, the employee has assumed greater responsibilities than originally anticipated or the employee was hired as a part of an acquisition and an inherited employment agreement had previously established that employee’s compensation.

Compensation Consultant. In 2013, the Compensation Committee retained Pay Governance to conduct a review of the market competitiveness of the named executive officers’ base salary and their target award opportunities for the annual bonus plan and long-term incentive plan, as well as their respective employment agreements.  Pay Governance consulted with management and the Compensation Committee during the review. Pay Governance developed a proxy pay peer group based upon the insurance industry with primary operations in the property and casualty business, size based on assets and premiums generally within a range of 33% to 300% of the Company and peer companies used within Institutional Shareholder Services’ analysis of the Company’s 2012 officer pay program.   For the named executive officers, Pay Governance found the base salaries to be within a competitive range of the median (+/- 10%), but that the target award opportunities for the annual bonus plan and the long term incentive plan were well below the median for most positions.  Pay Governance also found that the employment agreements were generally consistent and competitive with market practices with the exception that change in control severance benefits were generally below market median levels.    The Compensation Committee reviewed and discussed the findings of Pay Governance and decided, at this time, to make no changes to the compensation and the employments agreements of the named executive officers.

Meadowbrook’s Proxy Peer Group. The Compensation Committee reviews Meadowbrook’s peer group to evaluate whether the companies selected are appropriate. The peer group is used to review executive officer and director compensation. Regarding executive officer compensation, the peer group is used to benchmark CEO pay levels and executive pay plan practices, such as annual and long-term incentive plan design. The list below presents the peer group used by the Compensation Committee for CEO pay comparisons when conducting a review of incentive plan designs. The peer group consisted of twenty companies, comprising companies similar in size and revenue to the Company.

Amerisafe, Inc.	Navigators Group, Inc.
AmTrust Financial Services, Inc.	OneBeacon Insurance Group, Ltd.
Argo Group International, Ltd.	ProAssurance Group, Inc.
Donegal Group, Inc.	RLI Corp.
EMC Insurance Group, Inc	Safety Insurance Group
Employers Holdings, Inc.	Selective Insurance Group Inc.
HCC Insurance Holdings, Inc.	State Auto Financial Corp.
Infinity Property & Casualty	Stewart Information Services Corporation
Mercury General Corporation	Tower Group, Inc.
National Interstate Corporation	United Fire Group, Inc.

Internal Pay Equity. We also believe that our executive compensation program must be internally consistent in order to motivate our employees as a whole to create shareholder value. We are committed to internal pay equity and our Compensation Committee monitors, on an annual basis, the relationship between the compensation of our named executive officers, other management levels and the compensation of our non-managerial employees.

VI. 2013 Compensation Decisions

Base Salary

The Compensation Committee has used Pay Governance to assist with its review and analysis of executive compensation.  This review has included an analysis of the Company’s peer group, as well as the duties and responsibilities of the named executive officers.  Generally, such reviews are completed every other year.  The Compensation Committee determined that it was not inclined to make any substantive changes to the structure or amounts of our named executive officers’ compensation based upon the Company’s recent operating performance.

In February 2013, the Compensation Committee reviewed the performance of the Company, as well as that of the named executive officers.  The Company did not meet its 2012 performance target for net operating income or guidelines for return on average equity, earnings per share on net operating income, combined ratio or tangible book value.  The Company did achieve net investment income and net commissions and fees goals, as well as achieved certain of its operational goals relating to capital strategy, acquisitions, implementation of new programs and development and implementation of additional products, compliance with the Sarbanes Oxley Act of 2002, enterprise risk management and IT enhancements.  Nevertheless, since the Company did not achieve its 2012 financial performance targets and guidelines, the Compensation Committee approved no salary increases for the named executive officers during 2013.

Annual Bonuses

In February 2013, the Compensation Committee established performance target bonus awards based as a percentage of salary for each named executive officer.  Mr. Cubbin’s target was 80%, while the target was 50% for the other named executive officers.  These targets remained unchanged from the prior year.  The Committee is responsible for evaluating the performance of the Chief Executive Officer, while the Chief Executive Officer evaluates the individual performance of the other named executive officers and provides individual recommendations to the Committee with respect each named executive officer’s award.

For 2013, the Company established five financial targets and guidelines for the Company, which were used to assess the performance of the Chief Executive Officer, as well as each of the named executive officers. Generally, the goals and objectives are guidelines with the exception of net operating income, which is a performance target. The performance goals and guidelines included financial, operational and entity-wide control objectives.

The following table illustrates the performance target and guidelines established under the 2013
 Annual Bonus Plan, along with the actual results:

2013 Performance Target	Target Goals:	Actual Results:
Net operating income (loss) (1)	$33.3 million	($117.9) million (2)
2013 Performance Guidelines	Guideline Goals:	Actual Results:
Earnings per share net operating income (loss) (1)	$0.67	($2.36)

Return on Average equity (3)	6.3%	Not achieved
Combined ratio (or less) (4)	99.7%	111.0%
Tangible Book Value (5)	$442.4 million	$383.3 million

(1) Net operating income (loss) and net operating income (loss) per share are non-GAAP measures that represent net income (loss) excluding net realized gains or losses, net of tax. The most directly comparable financial GAAP measures to net operating income (loss) and net operating income (loss) per share are net income (loss) and net income (loss) per share, respectively.

(2) The net operating loss for the year ended December 31, 2013 included a non-cash, after- tax charge of $101.6 million, or ($2.04) per share relating to impairment of goodwill associated the Company’s Specialty Insurance Operations.

(3) Return on average equity is the current year net operating income (loss) divided by the average of the current year shareholders’ equity (before accumulated other comprehensive income).

(4) The combined ratio is a non-GAAP measure which management utilizes to evaluate the performance of our underwriting operations.  Specifically, the combined ratio is the sum of (i) the ratio of losses and loss expenses to net premiums earned (loss ratio), plus (ii) the ratio of GAAP underwriting expenses (which include the change in deferred policy acquisition costs) to net premiums earned (expense ratio).

(5) Tangible book value is the shareholders’ equity less intangible assets and goodwill.

In addition to these performance objectives, the Company established other operational goals, which included an analysis of the Company’s capital strategy so as to improve and maintain appropriate leverage ratios, development of new insurance products, implementation of certain information technology initiatives, consideration of strategic acquisitions and maintenance of the Company’s current AM Best Rating of “A-.” Further, the entity-wide control objectives included continuance of our enterprise risk management process and maintenance of the internal controls over financial reporting and continued compliance with the Sarbanes-Oxley Act of 2002.

In February 2014, the Compensation Committee determined that the Company had achieved certain of its operational goals relating to maintaining acceptable premium to policyholder surplus leverage ratios, implementation of a limited number of new insurance programs, development and implementation of additional insurance products, compliance with the Sarbanes-Oxley Act of 2002, continued development of the Company’s enterprise risk management process and IT project implementation. However, the Company did not meet its financial performance target for net operating income or guidelines for return on average equity, tangible book value, earnings per share net operating income or combined ratio. Since the Company did not meet its 2013 performance target and guidelines, the Compensation Committee and the Board of Directors determined the annual bonus pool for 2013 would not be funded. Consequently, no annual bonuses were paid to the named executive officers for 2013.

Long -Term Incentive Plan (LTIP)

The Company provides the opportunity for our named executive officers and other executives to earn a long-term incentive award under the LTIP. The LTIP is intended to provide an incentive to management to improve performance of the Company, thereby increasing long-term shareholder value. For 2013, the Company established an annual LTIP. Participants are not eligible for any award under the 2013 LTIP, until after the end of the performance period, or December 31, 2013.  The 2013 LTIP included both a performance and service component. Seventy percent (70%) of a participant’s award opportunity was based upon achieving the performance target for net operating income, and the performance guidelines for return on average equity,  combined ratio, earnings per share net operating income and tangible book value as described in VI. 2013 Compensation Decisions-Annual Bonus. The remaining thirty percent (30%) was based upon the service of the participant during the performance period. All awards were payable in Company stock.  An executive’s target award, which is a percentage of his or her salary, is established at the beginning of the performance period. The 2013 LTIP target for Mr. Cubbin target was 110%, Mr. Costello’s and Ms. Spaun’s target was 75% and the target for Messrs. Timm and Mahoney was 70%.  The Chief Executive Officer and the executive officers payout opportunity was capped at 160% of their respective salaries. All actual awards under the LTIP are reviewed and approved by the Compensation Committee before distribution. Each executive’s target was established by the Compensation Committee.

Because the Company did not meet its 2013 financial performance targets and guidelines, the Compensation Committee and the Board of Directors determined the (70%) performance component of the LTIP would not be funded in February 2014.  Consequently, only the service component (30%) of the 2013 LTIP was approved by the Compensation Committee and the Board of Directors in February 2014.  The Compensation Committee awarded 41,113 shares to Mr. Cubbin; 13,081 shares to Ms. Spaun; 15,174 shares to Mr. Timm; 14,203 shares to Mr. Costello; and 11,512 shares to Mr. Mahoney.  Twenty percent (20%) of these shares vested on February 22, 2014 with the remaining eighty percent (80%) scheduled to vest over the next four years, subject to forfeiture rules relating to voluntary termination without good reason or termination for cause.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD ON EXECUTIVE COMPENSATION

The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in the Proxy Statement:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on this review and the discussions with management with respect to the Compensation Discussion and Analysis, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

The Compensation Committee

Robert H. Naftaly, Chairman
Jeffrey A. Maffett, Vice Chairman
Herbert Tyner
Bruce E. Thal
David K. Page

2013 Summary Compensation Table

The following table sets forth information concerning the compensation received by or granted to the Company’s Chief Executive Officer, Chief Financial Officer and the three most highly compensated Executive Officers, other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers of the Company as of December 31, 2013.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Robert S. Cubbin	2013	750,000	247,500	45,431	1,042,931
President, Chief Executive Officer and Director	2012	750,000	234,000	48,581	1,032,581
	2011	700,000	25,000	49,359	774,359

Karen M. Spaun	2013	350,000	78,750	12,585	441,335
Senior Vice President and	2012	350,000	75,000	13,915	438,915
Chief Financial Officer	2011	338,000	25,000	17,825	380,825

Christopher J. Timm	2013	435,000	91,350	21,335	547,685
Executive Vice President	2012	435,000	75,000	21,699	531,699
	2011	398,000	25,000	24,767	447,767

Michael G. Costello	2013	380,000	85,500	34,249	499,749
Senior Vice President - General Counsel and	2012	380,000	75,000	24,835	479,835
Secretary	2011	338,000	25,000	25,876	388,876

James M. Mahoney	2013	330,000	69,300	24,687	423,987
Senior Vice President - Field Operations	2012	330,000	58,500	24,854	413,354
	2011	290,000	20,000	51,570	361,570

(1)	For 2013, the dollar amount shown in this column represents the aggregate grant date fair value of service-based stock awards granted under the 2013 LTIP and calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). See Note 11 - Variable Compensation of the Notes to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating these amounts. With respect to the performance-based stock awards, the aggregate grant date fair value for these awards equals zero, based on the probable outcome of the performance conditions as of the grant date. For the performance-based equity awards, assuming the highest level of performance is achieved (which would result in the vesting of 160% of shares), the aggregate grant date fair value of the performance-based equity awards would be:

Name	2013
($)
Robert S. Cubbin	924,000
Karen M. Spaun	294,000
Christopher J. Timm	341,040
Michael G. Costello	319,200
James M. Mahoney	258,720

All Other Compensation included in the 2013 Summary Compensation Table above includes the following components:

Name	Club Memberships ($)	Auto Allowance ($)	401(k) Matching Contributions ($)	Life & Disability Insurance Premiums ($) (1)	Health Savings Account Contribution ($)	Dividends on Restricted Stock ($) (2)	Total ($)
Robert S. Cubbin	16,420	9,000	7,650	8,968	1,000	2,393	45,431
Karen M. Spaun	-	3,600	7,650	450	-	885	12,585
Christopher J. Timm	4,150	7,200	7,650	450	1,000	885	21,335
Michael G. Costello	17,064	7,200	7,650	450	1,000	885	34,249
James M. Mahoney	7,625	7,200	7,650	450	1,000	762	24,687

(1)	Represents the dollar value of any insurance premiums the Company paid with respect to life insurance for the benefit of the named executive officer. Mr. Cubbin’s amount also includes disability insurance premium paid by the Company.

(2)	Represents dividends paid on the non-vested restricted stock portion of the 2010 and 2011 Stock Award.

The above table excludes any event tickets of the Company that may have been utilized by the named executive officer for which the Company did not incur any additional incremental costs.

2013 Grants of Plan-Based Awards

The following table shows the grants of plan-based awards, as described above within the Compensation Discussion and Analysis, for each named executive officer in the 2013 Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: number of shares of stock (#)(3)	Grant Date Fair Value of Stock Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($) (1)	Maximum ($) (1)	Threshold (#)	Target (#)(2)	Maximum (#)(2)
Robert S. Cubbin		-	600,000	-
	2/8/2013				-	95,930	153,488		-
	2/8/2013							41,113	247,500
Karen M. Spaun		-	175,000	-
	2/8/2013				-	30,523	48,837		-
	2/8/2013							13,081	78,750
Christopher J. Timm		-	217,500	-
	2/8/2013				-	35,407	56,651		-
	2/8/2013							15,174	91,350
Michael G. Costello		-	190,000	-
	2/8/2013				-	33,140	53,023		-
	2/8/2013							14,203	85,500
James M. Mahoney		-	165,000	-
	2/8/2013				-	26,860	42,977		-
	2/8/2013							11,512	69,300

(1)	Represents the target award opportunity under the 2013 Annual Bonus Plan. The 2013 Annual Bonus Plan is funded from 0% to 120% of the targeted bonus pool. A named executive officer can receive more or less than their individual target depending upon his/her performance. Please see IV. Elements of Total Compensation for additional information relating to the 2013 Annual Bonus Plan.

(2)	Represents the performance-based stock award granted under the 2013 LTIP, the value and attainment of which was dependent upon Company performance over 2013. The amounts in the “target” column reflect the target award whereas the amounts in the “maximum” column reflect the maximum award at 160% of the target award opportunity. If performance conditions were met, the performance-based stock awards were scheduled to vest in 20% increments starting in 2014.

(3)	Represents the service-based stock award granted under the 2013 LTIP. Twenty percent (20%) of these shares vested on February 8, 2013 with the remaining eighty percent (80%) scheduled to vest over the next four years.

(4)	The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and valued at the closing price ($6.02) of the Company’s common stock on February 8, 2013. In the case of the performance based stock awards, the grant date fair value is based upon the probable outcome of the applicable performance conditions at the time of the grant, which for 2013 was zero.

Outstanding Equity Awards at December 31, 2013

The following table sets forth information regarding outstanding equity awards held by each of the Company’s named executive officers as of December 31, 2013.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Robert S. Cubbin	71,022	494,313
Karen M. Spaun	24,142	168,028
Christopher J. Timm	26,235	182,596
Michael G. Costello	25,264	175,837
James M. Mahoney	21,039	146,431

(1)	Represents the restricted, unvested portions of the 2010 and 2011 stock awards and the service portion of the 2012 and 2013 LTIP. The 2010 stock award for Mr. Cubbin was 50,000 shares of restricted stock, and for Ms. Spaun, Mr. Timm, Mr. Costello, and Mr. Mahoney was 20,000 shares of restricted stock, all of which vest annually with one-fifth of the restricted stock award having vested immediately as of February 23, 2010 and one-fifth vesting each February 23 for the subsequent four years and ending February 23, 2014. The 2011 stock award for Mr. Cubbin, Ms. Spaun, Mr. Timm, and Mr. Costello was 2,500 shares of restricted stock, and for Mr. Mahoney was 2,000 shares of restricted stock, all of which vest annually with one-fifth of the restricted stock award having vested immediately as of February 23, 2011 and one-fifth vesting each February 23rd for the subsequent four years and ending February 23, 2015. The 2012 LTIP service stock award for Mr. Cubbin was 23,636 shares, for Ms. Spaun, Mr. Timm, and Mr. Costello was 7,576 shares, and for Mr. Mahoney was 5,909 shares, which vest annually with one-fifth of the stock award vesting as of February 22, 2013 and one-fifth vesting each February 22 for the subsequent four years and ending February 22, 2017. The 2013 LTIP service stock award for Mr. Cubbin was 41,113 shares, for Ms. Spaun - 13,081 shares, Mr. Timm - 15,174 shares, Mr. Costello – 14,203 shares, and for Mr. Mahoney was 11,512 shares, which vest annually with one-fifth of the stock award vesting as of February 22, 2014 and one-fifth vesting each February 22nd for the subsequent four years and ending February 22, 2018.

(2)	Represents the market value of the stock awards valued at the closing price ($6.96) of the Company’s common stock on December 31, 2013.

2013 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Robert S. Cubbin	10,500	76,125
Karen M. Spaun	4,500	32,625
Christopher J. Timm	4,500	32,625
Michael G. Costello	4,500	32,625
James M. Mahoney	4,400	31,900

(1)	Represents the portion of the 2010 and 2011 stock awards that vested during 2013.

(2)	Represents the market value ($7.25) of the 2010 and 2011 stock awards valued at the vesting date closing price of the Company’s common stock on February 22, 2013.

2013 Nonqualified Deferred Compensation

The following table sets forth information regarding Nonqualified Deferred Compensation for each of our named executive officers as of December 31, 2013.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (2)
Robert S. Cubbin	75,000	-	24,888	(296,317)	134,593
Karen M. Spaun	-	-	-	-	-
Christopher J. Timm	-	-	-	-	-
Michael G. Costello	15,600	-	46,615	-	259,270
James M. Mahoney	13,000	-	28,516	-	276,199

(1)	All contributions made by executives are shown in the above table are also included in the 2013 Summary Compensation Table as part of salary.

(2)	Amounts in this column include the following amounts that were previously reported in the Summary Compensation Table as compensation for 2012 and 2011, respectively: Mr. Cubbin - $39,000 and $129,750, Mr. Costello - $15,600 and $49,725, and Mr. Mahoney - $13,000 and $81,300

The Company’s Executive Nonqualified Excess Plan (the “Excess Plan”) is intended to be a nonqualified deferred compensation plan. The Excess Plan allows certain employees, including the named executive officers, to defer receipt of current compensation in order to provide retirement and other benefits, as provided for in the Excess Plan. While the Company does not make contributions to participants’ accounts under the Excess Plan, it does provide a $250,000 life insurance benefit to participants who satisfy the eligibility requirements for minimum funding by the participant and continued employment.  Deferred amounts are credited with earnings or losses based on the rate of return of funds selected by the participants in the plan. The Excess Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for eligible employees. Participants may defer up to 100% of salary and bonus payments. Distributions are made in either a lump sum or installments over a period not to exceed five years as chosen by the executive at the time of the deferral.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans. Therefore, the Company’s named executive officers do not participate in any of these types of plans.

Potential Payments upon Termination or Changes in Control

The Company has entered into employment agreements with certain of its named executive officers. The employment agreements provide for payments of certain benefits, as outlined in the table below, upon termination. The named executive officer’s rights upon termination are dependent upon certain circumstances. The employment agreements are described in further detail after the table.

The following table illustrates the potential payouts to each named executive officer under each circumstance. The table assumes the termination occurred as of December 31, 2013.

	Involuntary Termination without Cause or Resignation for Good Reason	Involuntary Termination Following Change in Control without Cause or Resignation for Good Reason	Involuntary Termination for Good Cause	Involuntary Termination Following Change in Control for Good Cause	Death
Named Executive Officer:	($)	($)	($)	($)	($)

Robert S. Cubbin
Severance Measured as a Multiple of Base Salary, or Base Salary and Discretionary Bonus Target	1,500,000	2,700,000	-	-	-
Pro rata Share of the Discretionary Bonus	-	-	-	-	-
Target Award Payment for the 2013 LTIP in accordance with Employment Agreement	-	825,000	-	-	-
Pro rata share of the 2013 LTIP, in accordance with the Company's LTIP	247,500	247,500	-	-	-
Health care premiums	29,313	29,313	-	-	-
Demand Note	709,000	709,000	258,563	258,563	258,563
Restricted Stock Awards	76,560	76,560	-	-	76,560

Karen M. Spaun
Severance Measured as a Multiple of Base Salary, or Base Salary and Discretionary Bonus Target	350,000	525,000	-	-	-
Pro rata Share of the Discretionary Bonus	-	-	-	-	-
Target Award Payment for the 2013 LTIP in accordance with Employment Agreement	-	262,500	-	-	-
Pro rata share of the 2013 LTIP, in accordance with the Company's LTIP	78,750	78,750	-	-	-
Health care premiums	11,106	11,106	-	-	-
Restricted Stock Awards	34,800	34,800	-	-	34,800

Christopher J. Timm
Severance Measured as a Multiple of Base Salary, or Base Salary and Discretionary Bonus Target	435,000	870,000	-	-	108,750
Pro rata Share of the Discretionary Bonus Target	199,000	398,000	-	-	-
Target Award Payment for the 2013 LTIP in accordance with Employment Agreement	-	304,500	-	-	-
Pro rata share of the 2013 LTIP, in accordance with the Company's LTIP	91,350	91,350	-	-	-
Health care premiums	19,024	38,047	-	-	4,756
Payment Representing Value of Life Insurance Premiums	14,043	28,086	-	-	-
Payment Representing Value of 401(k) Match	7,650	15,300	-	-	-
Restricted Stock Awards	34,800	34,800	-	-	34,800

Michael G. Costello
Severance Measured as a Multiple of Base Salary, or Base Salary and Discretionary Bonus Target	760,000	1,140,000	-	-	-
Pro rata Share of the Discretionary Bonus	-	-	-	-	-
Target Award Payment for the 2013 LTIP in accordance with Employment Agreement	-	285,000	-	-	-
Pro rata share of the 2013 LTIP, in accordance with the Company's LTIP	85,500	85,500	-	-	-
Health care premiums	29,313	29,313	-	-	-
Restricted Stock Awards	34,800	34,800	-	-	34,800

James M. Mahoney
Severance Measured as a Multiple of Base Salary, or Base Salary and Discretionary Bonus Target	330,000	495,000	-	-	-
Pro rata Share of the Discretionary Bonus	-	-	-	-	-
Target Award Payment for the 2013 LTIP in accordance with Employment Agreement	-	231,000	-	-	-
Pro rata share of the 2013 LTIP, in accordance with the Company's LTIP	69,300	69,300	-	-	-
Health care premiums	21,402	21,402	-	-	-
Restricted Stock Awards	33,408	33,408	-	-	33,408

Severance Calculations: The computation for severance is based on the named executive officer’s base salary or combination of base salary and discretionary bonus target as of December 31, 2013 and is calculated in accordance with the current employment agreement. In the event Mr. Timm’s employment is terminated due to death, Mr. Timm’s estate will receive continued payment of Mr. Timm’s base salary for 90 days.

Pro rata Share of the Discretionary Bonus: Represents payment equal to the named executive officer’s annual discretionary bonus, determined based on actual performance.  For Mr. Timm, represents his annual target bonus, payable pursuant to the terms of his employment agreement.

Target Award Payment for the 2013 LTIP in accordance with Employment Agreement: Represents payment equal to the named executive officer’s target award for the 2013 LTIP.

Pro Rata 2013 LTIP, in accordance with the Company’s LTIP: Represents the potential payment of a pro rata portion of the named executive officer’s actual award under the Company’s 2013 LTIP based upon the service component of such award.

Health Care Premiums: Represents the health care premiums the Company would pay on the named executive officer’s behalf over an eighteen month period, or in Mr. Timm’s case a one or two year period depending on the circumstances of the termination. In the event Mr. Timm’s employment is terminated due to death, Mr. Timm’s estate will receive continued benefits under the Company’s health plans for Mr. Timm’s family members for 90 days.

Demand Note: In the event Mr. Cubbin’s employment is terminated for cause, the Demand Note he has with the Company will be cancelled and deemed paid in full.

Payment Representing Value of Life Insurance Premiums: Represents the value of life insurance premiums the Company would pay to Mr. Timm pursuant to his employment agreement.

Payment Representing Value of 401(k) Matching Contribution: Represents the value of matching contributions under the Company’s 401(k) Plan that the Company would pay to Mr. Timm pursuant to his employment agreement.

Restricted Stock Awards: Represents the value of the unvested portion of the 2010 and 2011 restricted stock awards on the closing price ($6.96) of the Company’s common stock on December 31, 2013.

EMPLOYMENT AGREEMENTS

Executive Employment Agreements – Robert S. Cubbin, Michael G. Costello, Karen M. Spaun and James M. Mahoney

The Company is a party to employment agreements with Messrs. Cubbin, Costello and Mahoney and Ms. Spaun.  Under the terms of the agreement, each agreement automatically renews for successive one-year terms unless either the Company or the named executive officer gives notice to the other party of an election not to renew the employment agreement on or before December 31 of each year.

These employment agreements provide for a base salary, along with customary increases, at the sole discretion of the Company. Upon the attainment of certain growth and profitability goals, profit center goals and personal goals and objectives, each agreement provides for a discretionary bonus. Mr. Cubbin’s agreement provides for a discretionary bonus targeted at 80% of his base salary and the employment agreements for Mr. Costello, Ms. Spaun and Mr. Mahoney provide for a discretionary bonus targeted at 50% of his or her base salary. Furthermore, each agreement provides for, (1) participation in the Company’s LTIP with target LTIP awards determined on an annual basis, and (2) severance benefits upon termination of employment under the circumstances described below.

In the event the executive’s employment is terminated by the Company without cause, or by the executive for good reason, the Company will pay to the executive (a) the executive’s base salary for twenty-four months in the case of Messrs. Cubbin and Costello or twelve months in the case of Ms. Spaun and Mr. Mahoney, payable over the Company’s regularly scheduled payroll, (b) a pro rata share of the portion of the executive’s discretionary bonus that is based on actual Company performance, (c) all unvested stock or LTIP awards, and (d) the executive’s COBRA premiums for health care coverage for eighteen months, or, if earlier, the cessation of the executive’s and his or her family members’ eligibility for COBRA continuation coverage.

In the event the executive’s employment is terminated by the Company following a change in control and without cause, or by the executive for good reason, the Company will pay to the executive (a) an amount equal to the target LTIP award for the current performance period, plus a severance multiple of the sum of (i) the executive’s annual base salary, plus (ii) the executive’s target discretionary bonus, to be paid in a lump sum payment within ten days following the date the executive’s employment terminates, (b) a pro rata share of the portion of  the executive’s discretionary bonus that is based on actual Company performance, and (c) the executive’s COBRA premiums for health care coverage for eighteen months, or, if earlier, the cessation of the executive’s and his or her family members’ eligibility for COBRA continuation coverage.  In addition, outstanding stock options and stock awards, if any, will vest and become exercisable by the executive. In the event the executive’s employment terminates following a change in control and the executive becomes entitled to the aforementioned payments, the executive has agreed to be subject to restrictive covenants against competing with the Company for a period of two years in the case of Messrs. Cubbin and Costello and one year in the case of Ms. Spaun and Mr. Mahoney. These restrictions are in addition to those already in effect for all Company employees.

In the event Mr. Cubbin’s employment is terminated for cause, he is not entitled to any severance payment under the employment agreement and he will forfeit all of the shares of Company stock subject to a pledge agreement with the Company, but the Demand Note he has with the Company will be cancelled and deemed paid in full. (See Certain Relationships and Related Party Transactions). The Demand Note was amended effective June 1, 2001 and deemed a non-recourse loan with the Company’s sole remedy in the event of a default being the reclamation of the shares of the Company that were pledged as collateral. The employment agreement also provides that in the event Mr. Cubbin’s employment is terminated by the Company without cause or as a result of any purchaser acquiring fifty percent or more of the outstanding shares of the Company, then (a) the Demand Note will be cancelled and deemed paid in full, and (b) Mr. Cubbin will be entitled to retain his shares of Company stock subject to the pledge agreement or, in his discretion, sell the shares back to the Company at the then current market price or book value, whichever is greater. This provision continues in effect the identical provision contained in the amendment to Mr. Cubbin’s prior employment agreement with the Company that was adopted on June 15, 2002.  In the event the employment of Mr. Costello, Ms. Spaun or Mr. Mahoney is terminated for cause, the executive is not entitled to any severance payment under the employment agreement.

In addition to the aforementioned payments, pursuant to the LTIP, immediately following a termination by the Company and without cause, for good reason, or following change in control of the Company, the executives will receive payment of any cash award previously approved by the Committee under the LTIP for performance periods that have previously ended, but which have not yet been paid. The executives would also be entitled to any pro rata share of any LTIP award for the current performance period based on actual performance.

OTHER SENIOR EXECUTIVE EMPLOYMENT AGREEMENTS

Terms Applicable to the Employment Agreements

“Cause” is generally defined to include (i) a failure by the executive to obey the reasonable and lawful orders of the Board of Directors; (ii) misconduct by the executive that is materially injurious to the Company; or (iii) dishonest activities injurious to the Company. If the executive’s employment is terminated for Cause, he is not entitled to any severance payment.

“Change in Control” is generally defined as (a) certain acquisitions by an individual, entity or group of beneficial ownership of 35% or more of either (i) the then outstanding shares of Company stock or (ii) the combined voting power of the then outstanding Company securities, (b) certain changes in the composition of a majority of the incumbent members of the Board of Directors, (c) the consummation of certain reorganizations, mergers, share exchanges or consolidations or other dispositions of substantially all of the assets of the Company, and (d) the approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.

“Good Reason” is generally defined as the executive tendering his resignation within six months following the date on which (a) the executive is not reelected to or is removed from the title and office he currently holds with the Company, (b) the Company fails to vest in the executive the responsibilities, authority or resources he reasonably needs to competently perform his duties in his current title and office for the Company, (c) the Company materially reduces the executive’s base salary or total compensation, (d) the Company changes the executive’s primary location of employment to a place more than 50 miles from Southfield, Michigan, (e) the Company commits a material breach of its obligations under the employment agreement and fails to cure the breach within 30 days following the executive giving notice of the breach, or (f) the Company gives notice that it will not renew the employment agreement. Within ninety days following the occurrence of any event referenced in the definition of “good reason,” the executive is required to provide written notice of the condition and the Company will have thirty days to remedy the condition giving rise to the good reason termination. If not remediated, the executive shall have six months from the date of the initial existence of the condition to terminate his employment for “good reason.”

Christopher J. Timm Employment Agreement

Effective July 31, 2008, ProCentury Corporation entered into an employment agreement with Christopher J. Timm. The Company has assumed ProCentury’s obligations under the agreement. The employment agreement is effective until terminated by either party with 30 days advance notice or upon Mr. Timm’s death.

Mr. Timm’s employment agreement provides for a base salary, along with customary increases, at the sole discretion of the Company. Upon the attainment of certain performance goals, the agreement provides for a bonus targeted at fifty percent of his base salary. The agreement also provides for; (1) participation in the Company’s retirement plans, (2) participation in the Company’s health, disability and other welfare benefit plans, (3) at Mr. Timm’s option, whole life insurance on Mr. Timm’s life in an amount equal to his base salary, (4) sick leave in accordance with the policies of the Company, (5) reasonable vacation time consistent with past practice or as otherwise approved by the Company’s President or the Board of Directors, (6) such other benefits as may be approved by the Company’s Board of Directors, and (7) severance benefits upon termination of employment under the circumstances described below.

In the event Mr. Timm’s employment is terminated by the Company without cause, or by Mr. Timm for good reason, the Company shall pay to Mr. Timm (a) an amount equal to his annual base salary, (b) a pro rata share of the Mr. Timm’s target bonus, (c) an amount equal to the Company matching contributions that would have been made to Mr. Timm’s account in the Company’s 401(k) Plan for the twelve months following termination of employment and based on Mr. Timm’s deferral rate on the Company matching contribution formula in effect as of the date of employment termination, (d) an amount equal to the annual premium that is paid by the Company for the whole life insurance policy provided for under the agreement, and (e) for a period of 12 months, the portion of the cost of continued coverage in the Company’s health insurance plan that exceeds the amount that Mr. Timm paid for coverage of himself and his beneficiaries immediately prior to his termination. Except with respect to the payment for continued health insurance benefits, the Company shall pay the amounts to Mr. Timm in a single sum cash payment within 30 days following his discharge or resignation.

In the event Mr. Timm’s employment is terminated by the Company within twelve months following a change in control and without cause, or by Mr. Timm for good reason, the Company shall pay to Mr. Timm (a) an amount equal to two times his annual base salary, (b) an amount equal to two times Mr. Timm’s target bonus, (c) an amount equal to the Company matching contributions that would have been made to Mr. Timm’s account in the Company’s 401(k) Plan for the twenty-four months following termination of employment and based on Mr. Timm’s deferral rate on the Company matching contribution formula in effect as of the date of employment termination, (d) an amount equal to two times the annual premium that is paid by the Company for the whole life insurance policy provided for under the agreement, and (e) for a period of 24 months, the portion of the cost of continued coverage in the Company’s health insurance plan that exceeds the amount that Mr. Timm paid for coverage of himself and his beneficiaries immediately prior to his termination. Except with respect to the payment for continued health insurance benefits, the Company shall pay the amounts to Mr. Timm in a single sum cash payment within 30 days following his discharge or resignation.

In the event Mr. Timm’s employment is terminated due to death, Mr. Timm’s estate will receive (i) continued payment of Mr. Timm’s base salary for 90 days, (ii) a pro rata share of Mr. Timm’s target bonus , and (iii) continued benefits under the Company’s health plans for Mr. Timm’s family members for 90 days.

Mr. Timm has agreed to be subject to restrictive covenants against competing with the Company for a period of twelve months following termination of employment or, if longer, the entire period for which Mr. Timm is entitled to payments of base salary or Target or other incentive awards. These restrictions are in addition to those already in effect for all Company employees.

In the event Mr. Timm’s employment is terminated for cause or Mr. Timm’s resigns without good reason, he is not entitled to any severance payment under the employment agreement and within 30 days following termination of employment, the Company shall pay him accrued salary and any annual bonus earned for a period which ended prior to the effective date of termination and which has not been paid to Mr. Timm.

Terms Applicable to Mr. Timm’s Employment Agreement

“Cause” for termination shall exist if Mr. Timm is (a) convicted of or pleads guilty or nolo contendere to a felony amounting to embezzlement fraud, theft or other act of dishonesty harming the Company, any employee, supplier, customer or other person doing business with the Company, (b) convicted of or pleads guilty or nolo contendere to a felony resulting in death or substantial bodily or psychological harm to, or other act of moral turpitude harming, any person, (c) barred or suspended for more than 60 days by a court or regulatory agency from performing employment duties for the Company, (d) found liable for conduct deliberately undertaken to cause harm or injury or with reckless disregard to harm or injury that would be caused, to the Company, any employee, supplier, customer or other person doing business with the Company, other than conduct taken pursuant to advice of legal counsel to the Company, or (e) found by the Company to have failed to exercise reasonable efforts to perform any of his obligations under the employment agreement or directions of the Board within 10 business days after receipt of written notice specifying each obligation or direction to be so performed, provided that the refusal to perform an obligation or direction shall not constitute “cause” if Mr. Timm in good faith reasonably believes that such obligation or direction is not legal, ethical or moral and he so notifies the Board of his belief.

“Change in Control” is generally defined as  (a) the acquisition by any individual, entity or group of beneficial ownership of 50% or more total voting power of the then outstanding Company securities, (b) a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election, (c) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the outstanding stock of the Company, or (d) any one person, or more than one person acting as a group, acquires assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of the Company.

“Good Reason” is generally defined as the executive tendering his resignation following any of the following: (a) Mr. Timm ceases to hold the positions and titles of Executive Vice President and office he currently holds with the Company; (b) without his consent, Mr. Timm is assigned authority or responsibility materially inconsistent with the authority or responsibility contemplated by his employment agreement, including any material diminution of his authority and responsibility or change in reporting requirements; (c) the Company reduces the executive’s base salary, there is a material delay in the payment of base salary, or there is any material reduction in the nature or amount of Mr. Timm’s benefits; (d) any requirement is imposed on Mr. Timm to reside or travel outside of the Columbus, Ohio area, other than travel that is reasonably required; (e) Mr. Timm becomes disabled to the extent that he cannot, with reasonable accommodation, perform the requirements of a position for a period of three consecutive months; or (f) the Company commits a material breach of Mr. Timm’s employment agreement which is not cured within 30 days following Mr. Timm’s written notice.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) has adopted a Charter outlining its duties and responsibilities on matters relating to financial reporting, internal audit, accounting practices, internal controls, loss reserving and selection of the Company’s independent registered public accounting firm. This Charter is available to shareholders on the Company’s website, at www.meadowbrook.com.

The Committee is comprised solely of independent directors. The members are: Bruce E. Thal, Chairman, Jeffrey A. Maffett (Vice Chairman) and Robert Sturgis. The Committee recommended and the Board of Directors appointed Bruce E. Thal as the Committee’s financial expert, in accordance with the Sarbanes-Oxley Act of 2002.

During 2013, the Committee met with members of the Company’s financial management team at each of its four meetings. The Company’s independent auditors attended all of the Committee meetings. The Committee also meets with the Company’s third-party actuarial consultants. During these meetings, the Committee held discussions with the independent auditors and the actuaries relating to financial management, accounting practices, loss reserves, internal audit and other internal control related issues. The Committee met in executive sessions with the Company’s independent auditors.  In addition, the Committee met in executive sessions with the Company’s Chief Executive Officer, Chief Financial Officer, Chief Actuary, Vice President of Internal Audit and General Counsel.

In 2013, the Committee appointed (subject to ratification by the shareholders) Ernst & Young LLP as the Company’s independent registered public accounting firm, which was pre-approved by the Board of Directors of the Company. The Committee also pre-approved the engagement of Ernst & Young LLP to assist the Company with its tax compliance review and comfort letter from Ernst & Young, LLP relating to the Company’s convertible senior notes transaction.

During 2013, the Committee reviewed the Company’s financial management with the independent registered public accounting firm. The Committee reviewed the audited financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. The Committee received a report from the Company’s third-party actuarial firm relating to the Company’s loss reserves. In addition, the Committee received reports from Ernst & Young LLP and the Company’s Internal Audit Department relating to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee is responsible for overseeing the Company’s project plan and compliance with Section 404.

The Committee also discussed with the independent registered public accounting firm other matters required to be discussed by Auditing Standard No. 16, as amended as adopted by the Public Company Accounting Oversight Board. In compliance with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, the Committee received and discussed with the independent registered public accounting firm their annual written report on their independence from the Company and its management.

In reliance upon these reviews and discussions, and the report of the independent registered public accounting firm, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The Audit Committee

Bruce E. Thal, Chairman
Robert W. Sturgis, Vice Chairman
Jeffrey A. Maffett

THE SECOND PROPOSAL ON WHICH YOU ARE VOTING
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Subject to ratification by the shareholders, the Board has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the current year. The affirmative vote of a majority of votes cast in person or by proxy at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP. Unless you otherwise indicate on your proxy card, your returned proxy will be voted FOR ratification of the reappointment of Ernst & Young LLP.

A representative from Ernst & Young LLP will be available at the Annual Meeting to respond to any appropriate questions from shareholders and, if they desire, to make a statement.

The Company’s Board recommends you vote FOR the ratification of the appointment of the independent registered public accounting firm.

AUDIT AND RELATED FEES

Set forth below is the information relating to fees billed to the Company by Ernst & Young LLP in respect to the services provided for fiscal years 2013 and 2012. The Audit Committee and the Board reviewed and approved such fees and determined the services provided were compatible with maintaining the independence of Ernst & Young LLP.

Fees	2013 ($)	2012 ($)
Audit Fees	1,839,232	1,298,819
Audit Related Fees	83,200	30,500
Tax Fees	38,000	-
All Other Fees	-	148,182
TOTAL	1,960,432	1,477,501

Audit Fees

Annual audit fees relate to services rendered in connection with the audit of the annual financial statements and internal control over financial reporting for the years ended December 31, 2012 and December 31, 2013, as well as the interim quarterly reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit Related Fees

Audit related fees included professional services rendered by the independent registered public accounting firm in connection with the Company’s employee benefit plan audit and other required regulatory filings.  The 2013 fees included services related to the 2013 comfort letter procedures related to the issuance of the Company’s Convertible Senior Notes transaction.

Tax Fees

The 2013 tax fees relate to professional services rendered by Ernst & Young LLP in connection with the Company’s tax compliance review.  No tax services were rendered by Ernst & Young LLP during 2012.

All Other Fees

No other services were rendered by Ernst & Young LLP during 2013.  The 2012 fees primarily related to due diligence advisory services provided during 2012.

Audit Committee Policy on Pre-Approval of Services Rendered by Independent Registered Public Accounting Firm

In accordance with the SEC rules issued pursuant to the Sarbanes Oxley Act of 2002 the Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee has adopted a formal policy on auditor independence. This policy requires the approval by the audit committee for all professional services rendered by the Company’s independent registered public accounting firm prior to the commencement of the specified services. The Audit Committee pre-approved all professional services rendered by the Company’s independent registered public accounting firm. Likewise, the Board pre-approved all professional services rendered by the Company’s independent registered public accounting firm prior to the commencement of the services.

Audit Committee Financial Expert

The Board of Directors has determined that the Company has an Audit Committee financial expert, as defined by the SEC, serving on its Audit Committee. Mr. Bruce E. Thal is the Audit Committee financial expert. He is independent as such term for audit committee members is defined in the New York Stock Exchange’s independence standards, as those standards have been modified or supplemented, and he has no other relationship that would impair his independence.

Auditor Independence

The Audit Committee had considered whether the providing of services described under the subheading Tax Fees and All Other Fees above were compatible with maintaining Ernst & Young LLP’s independence. After such consideration, the Audit Committee determined the services were compatible with maintaining the auditor’s independence and pre-approved those services.

THE THIRD PROPOSAL ON WHICH YOU ARE VOTING
ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Shareholders have an opportunity to cast an advisory vote to approve the compensation of executives as disclosed in this Proxy Statement. This proposal required by Section 14A of the Securities Exchange Act, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to vote upon the fiscal 2013 executive compensation programs and policies and the compensation paid to the named executive officers.  The Company’s practice is to present this proposal to shareholders at each annual meeting.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, the primary objective of our compensation program, including our executive compensation program, is to promote, attract and retain a talented pool of management, encourage continued performance and attainment of corporate and personal goals, as well as, further promote our success by aligning the executive officers’ financial interests with long term shareholder value.

This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders, the Company’s risk tolerance and is consistent with our commitment to high standards of corporate governance.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding upon or overrule any decisions by the Board of Directors. It will not create nor imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers. The affirmative vote of a majority of the votes cast is required to approve the proposal.

The Company’s Board recommends you vote “FOR” the executive compensation of our named executives as disclosed in this Proxy Statement.

Certain Relationships and Related Party Transactions

The Company’s Governance and Nominating Committee Charter states the Governance and Nominating Committee is responsible for reviewing and approving all related party transactions between the Company and any related party. Annually, the Company requires all management employees, including the named executive officers and Board members to complete a questionnaire disclosing potential conflicts of interest transactions and/or relationships. The Governance and Nominating Committee annually reviews transactions with the Company and other companies with which the Company’s Board members and executive officers are affiliated to the extent reported in response to the questionnaires. In addition, the Governance and Nominating Committee is responsible for establishing, reviewing, and monitoring compliance with the Company’s Code of Conduct. For purposes of the Governance and Nominating Committee approval, a related party transaction is defined as any transaction that is required to be reported under Item 404 of SEC Regulation S-K.

All transactions disclosed below have been reviewed and approved or ratified by the Governance and Nominating Committee and the Board of Directors.

Demand Note

At December 31, 2013 the Company held a $709,000 Demand Note receivable, including $48,000 of accrued interest, from Robert S. Cubbin and Kathleen D. Cubbin. In 2013, Mr. Cubbin paid $15,227 to the Company in interest relating to the Demand Note. This Demand Note arose from a transaction in late 1998 whereby the Company loaned Robert S. Cubbin and Kathleen D. Cubbin funds to exercise 64,718 common stock options to cover the exercise price and associated tax withholdings. The Demand Note bears a rate of interest equal to the rate charged the Company pursuant to its current revolving credit agreement, which as of December 31, 2013 was 2.74%. The Demand Note is due on demand. The loan is partially collateralized by 64,718 shares of the Company’s common stock, pursuant to a Stock Pledge Agreement. The Demand Note between the Company and Mr. and Mrs. Cubbin is a non-recourse loan with the Company’s sole remedy in the event of a default being the reclamation of the shares of the Company that were pledged as collateral. Refer to the EMPLOYMENT AGREEMENTS section above.

Employees

Sue Cubbin, Senior Vice President of Human Resources, is the sister of Robert S. Cubbin, President and Chief Executive Officer of the Company. In her capacity as Senior Vice President of Human Resources, Ms. Cubbin is responsible for all human resource matters relating to compensation, fringe benefits, payroll, education and training, hiring and performance reviews of the Company’s employees. In addition, she is responsible for facilities management of the Company’s Southfield, Michigan headquarters.

Laura Segal, a Vice President in the Southfield branch, is the daughter of the former Chairman of the Board, Merton J. Segal. Ms. Segal is responsible for management of the Company’s largest public entity program, which is located in Michigan.

In 2013, Ms. Cubbin was paid a salary of $185,654 and Ms. Segal was paid salary of $130,762. Ms. Cubbin received 2,638 shares under the 2013 LTIP and Ms. Segal received 1,586 shares, respectively, 20% of which vested in 2013 and the remaining 80% over a 4 year period. The award was subject to forfeiture in the event of a voluntary resignation or termination for “cause.”

On February 21, 2014, the Governance and Nominating Committee reviewed the employment and compensation of Ms. Cubbin and Ms. Segal. The Governance and Nominating Committee determined there had been no material change in either the compensation or duties of these employees and concluded the compensation paid these employees was fair and reasonable in relation to the comparable information and their experience, duties and responsibilities. On March 20, 2014, the Board of Directors ratified the report of the Governance and Nominating Committee on the compensation paid to Ms. Cubbin and Ms. Segal.

OTHER MATTERS

The Company is not aware of any matter that may be brought before the Annual Meeting other than as described above. In the event any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy have discretionary authority to vote on such matters.

Dated: April 14, 2014

MEADOWBROOK INSURANCE
GROUP, INC.
IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X MEADOWBROOK INSURANCE GROUP, INC. 01TKYB 1 U P X  q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Q Annual Meeting Proxy Card . B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IMPORTANT ANNUAL MEETING INFORMATION A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. 01 - Winifred A. Baker 02 - Jeffrey A. Maffett 1. Election of directors. Nominees: For Against Abstain 2. Ratification of the appointment of our independent registered public accounting firm. For Against Abstain 3. Advisory vote to approve the compensation of our named executive officers. 03 - Robert H. Naftaly 04 - Robert W. Sturgis 05 - Bruce E. Thal For Withhold For Withhold For Withhold

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 16, 2014.
The Annual Report to Shareholders and the Proxy Statement are available on-line at: http://www.meadowbrook.com

 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — MEADOWBROOK INSURANCE GROUP, INC.

Proxy for 2014 Annual Meeting of Shareholders to be held May 16, 2014
THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MEADOWBROOK INSURANCE GROUP, INC.

The undersigned shareholder of MEADOWBROOK INSURANCE GROUP, INC. (the “Company”) hereby appoints ROBERT S. CUBBIN, KAREN M. SPAUN and MICHAEL G. COSTELLO, jointly and severally, the attorneys-in-fact and proxies of the undersigned shareholder, with the full power of substitution, to vote all of the shares of common stock of the Company standing in the name of the undersigned shareholder at the close of business on March 21, 2014 at the 2014 Annual Meeting (the “Annual Meeting”) of the shareholders of the Company to be held on Friday, May 16, 2014 and at any adjournments thereof, with all the powers the undersigned shareholder would possess if then and there present.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other matters properly come before the Annual Meeting, the persons named in this proxy will vote on such matters in their discretion.

The undersigned shareholder acknowledges receipt of the Notice of the 2014 Annual Meeting and Proxy Statement, both dated April 14, 2014.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.

(Continued and to be marked, dated and signed, on the other side)